UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Section240.14a-12

Neogen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

September 18, 2023

To Our Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 25, 2023, at 10:00 a.m. Eastern Time. The 2023 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the

Board and management as an in-person meeting. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2023.

The Annual Meeting will feature a report on Neogen’s business activities, voting on the election of directors and other important proposals. On the following pages you will find the Notice of the 2023 Annual Meeting of Shareholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting virtually, please vote your shares as soon as possible using one of the methods listed in the Notice of Proxy Statement.

We appreciate your continued confidence in Neogen and look forward to your participation in our virtual Annual Meeting.

Sincerely,

John E. Adent

President & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting virtually,

PLEASE VOTE YOUR SHARES PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 25, 2023, at 10:00 a.m. Eastern Time. The 2023 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2023.

When:	Thursday October 25, 2023, at 10:00 Eastern Time

Where:	Webcast at www.virtualshareholdermeeting.com/NEOG2023

Items of Business:	1. The election of three Class III directors, each to serve for a three-year term or until his or her successor has been duly elected and qualified;

2. To approve, by non-binding vote, the compensation of our named executive officers;

3. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation;

4. To approve the establishment of the Neogen Corporation 2023 Omnibus Incentive Plan;

5. To ratify the appointment of BDO USA P.A. as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2024; and

6. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Holders of shares of Neogen common stock at the close of business on the record date of August 28, 2023, are entitled to notice of, and to vote at, the meeting.

How to Vote:	Your vote is important! Please vote your shares in one of the following ways:

1. Via the internet, by visiting www.proxyvote.com.

2. By telephone, by calling the number on your proxy card, voting instruction form or notice.

3. By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4. By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2023.

Please vote your shares promptly, even if you plan to attend the Annual Meeting. Any shareholder attending the Annual Meeting may vote virtually, even if he or she previously returned a proxy.

Attending the Meeting:

The Company has designed the format of the Annual Meeting to provide shareholders with similar rights and opportunities to participate that they would have at an in-person meeting. Shareholders holding shares at the close of business on the record date may attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/NEOG2023. To participate in the meeting, you must have the 16-digit control number that is shown on your proxy card. A list of shareholders of record will also be available during the annual meeting on the meeting website.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. During the virtual Annual Meeting, we will present a report on the Company’s business. A copy of our 2023 Annual Report is enclosed.

Amy M. Rocklin Corporate Secretary

September 18, 2023

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 25, 2023

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 25, 2023

GENERAL INFORMATION

We are providing this proxy statement to the shareholders of Neogen Corporation (“Neogen”, the “Company”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Neogen (the “Board”) for use at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Neogen Corporation to be held on Thursday, October 25, 2023, at 10:00 a.m., Eastern Time, and at any adjournment of the meeting. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/NEOG2023.

Similar to recent years, our 2023 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Our principal executive offices are located at 620 Lesher Place, Lansing, Michigan 48912. Our telephone number is 517-372-9200. These proxy materials were first furnished to shareholders on September 18, 2023.

There are five proposals scheduled to be voted on at the Annual Meeting:

•
Proposal to elect three Class III directors to the Board, each to serve for a three-year term or until his or her successor has been duly qualified and elected;
•
Proposal to approve, by non-binding vote, the compensation of our named executive officers; and
•
Proposal to approve, on an advisory basis, the frequency of future advisory votes on executive compensation.
•
Proposal to approve the establishment of the Neogen Corporation 2023 Omnibus Incentive Plan; and
•
Proposal to ratify the appointment of BDO USA P.A. as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2024.

Revocation of Proxies; Changing of Voting Instructions

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting virtually. If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with that specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board, stated below. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board makes no recommendation, at the Board’s discretion.

In summary, the Board recommends that you vote:

•
FOR the election of each of the nominees for directors to the Board;
•
FOR the approval, by non-binding vote, of the compensation of our named executive officers;
•
FOR the approval, on an advisory basis, of a frequency of every one year for future advisory votes on executive compensation;
•
FOR the approval of the Neogen Corporation 2023 Omnibus Incentive Plan; and
•
FOR ratification of the appointment of BDO USA P.A. as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2024.

All shareholders at the close of business on August 28, 2023, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On August 28, 2023, there were 216,310,582 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of the Company’s common stock owned on the record date for the Annual Meeting.

If you are a shareholder of record, you may vote your shares in one of the following ways:

1.
Via the internet, by visiting www.proxyvote.com.
2.
By telephone, by calling the number on your proxy card, voting instruction form, or notice.
3.
By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.
4.
By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2023.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or proxy card and voting instructions with these proxy materials from that organization rather than directly from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law and the listing rules of the Nasdaq Global Select Market (“Nasdaq”), brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent auditors. We believe the other proposals may not be considered routine matters under applicable Nasdaq rules.

It is important that you instruct your broker how to vote shares held by you in street name using the voting instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the instructions provided to you by your broker.

Participation in the Annual Meeting

To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card or that you received from your broker, bank, or other agent. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/NEOG2023 at least 15 minutes prior to the start of the Annual Meeting to provide time to register, download the required software, if necessary, and test your Internet connectivity. The webcast replay will be available at www.virtualshareholdermeeting.com/NEOG2023 until the 2024 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2023 Annual Meeting. You can submit a question beginning 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail or that you received from your broker, bank, or other agent. Once you have logged on to the webcast at www.virtualshareholdermeeting.com/NEOG2023, type your question in the “ask a question” box and click “submit.” You may log in 15 minutes before the start of the Annual Meeting and submit questions online. We encourage you to submit any question that is relevant to the business of the meeting. Questions will be read and addressed during the Annual Meeting, as time permits.

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

Quorum; Required Vote

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

A majority of the outstanding shares entitled to vote, in attendance virtually or by proxy, will constitute a quorum at the Annual Meeting. A plurality of the votes cast is required to elect directors to the Board. This means that the nominees who receive the most votes will be elected to the open Board positions. In counting votes on the election of the Board, abstentions, broker non-votes and, to the extent applicable, a security holder’s withholding of authority to vote for a nominee in an election of directors, and other shares not voted will be counted as not cast.

The proposals to approve, by a non-binding vote, the compensation of our named executive officers, to approve the Neogen Corporation 2023 Omnibus Incentive Plan, and to ratify the appointment of BDO USA P.A. as the independent registered public accounting firm for the 2024 fiscal year will be approved if a majority of the votes cast at the meeting are voted in favor of such proposal. With respect to approval, on an advisory basis, of the frequency of future executive compensation votes, the Board will consider that the choice (annually, bi-annually or every three years) that receives the most votes expresses the preference of the shareholders. Abstentions, broker non-votes and other shares not voted will be counted as not cast.

As to the election of directors to the Board, the three Class III nominees who receive the greatest number of votes will be elected to a three-year term. In accordance with the Company’s Corporate Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation to the Board for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee of the Board (the “Governance Committee”) will promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include accepting the resignation, rejecting the resignation but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, or any other action the Governance Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds on the Board, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and

Exchange Commission (the “SEC”) or Nasdaq, and the Company’s Corporate Governance Guidelines. The Board will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Solicitation of Proxies

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by the Company. The Company will reimburse brokers, banks or other agents for reasonable expenses that they incur in sending the proxy materials to you if a broker, bank, or other agent holds shares of our common stock on your behalf. In addition, the Company’s directors and employees may also solicit proxies in person, online, by telephone, or by other means of communication. Such directors and employees will not be paid any additional compensation for soliciting proxies.

Information regarding the 3M Food Safety Combination

On September 1, 2022, Neogen, 3M Company (“3M”) and Neogen Food Safety Corporation (“Neogen Food Safety Corporation”), a newly formed, wholly-owned subsidiary of 3M created to carve out 3M’s Food Safety Division (“3M FSD”, “FSD”), closed on the transaction combining 3M’s FSD with Neogen in a Reverse Morris Trust transaction and Neogen Food Safety Corporation became a wholly owned subsidiary of Neogen (the “FSD Transaction”). Following the FSD Transaction, pre-merger Neogen Food Safety Corporation shareholders owned, in the aggregate, approximately 50.1% of the issued and outstanding shares of Neogen common stock, and pre-merger Neogen shareholders owned, in the aggregate, approximately 49.9% of the issued and outstanding shares of Neogen common stock.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s current Bylaws, as amended at the special meeting of shareholders held on August 17, 2022, provide that the Company will have at least five and no more than eleven directors, with the exact number to be determined by the Board. The Board is currently comprised of ten directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected. In September 2022, the Neogen Board increased the size of the Board from eight to ten directors and appointed Jeffrey D. Capello to the Board to serve as a Class I director and Aashima Gupta to the Board to serve as a Class III director. In April 2023, Darci Vetter tendered her resignation from the Board, effective the day after the 2023 annual meeting of Neogen shareholders. Ms. Vetter is resigning due to responsibilities associated with a new employment arrangement.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. Each of the three nominees for director this year is currently a director of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class III:
Aashima Gupta	2026
Raphael A. Rodriguez	2026
Catherine E. Woteki, Ph.D.	2026

Directors continuing in office	Expiration of Term
Class I:
James C. Borel	2024
Jeffrey D. Capello	2024
Ronald D. Green, Ph.D.	2024

Class II:
John E. Adent	2025
William T. Boehm, Ph.D.	2025
James P. Tobin	2025

Ms. Vetter is resigning from the Board, effective October 26, 2023, due to responsibilities associated with a new employment arrangement. Ms. Vetter’s resignation is not due to any disagreements regarding the Company’s operations, policies or practices.

The following table sets forth the names, ages as of September 18, 2023, membership on Board committees and certain other information for each of the members of our Board with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Name of Director	Age	Position	Director Since
John. E Adent	55	CEO, Director	2018
William T. Boehm, Ph.D. (1) (3*)	76	Director	2011
James C. Borel (3) (4)	67	Board Chair	2016
Jeffrey D. Capello (1) (3)	58	Director	2022
Ronald D. Green, Ph.D. (2*) (4)	62	Director	2014
Aashima Gupta (2) (4)	52	Director	2022
Raphael A. Rodriguez (1) (2)	55	Director	2020
James P. Tobin (3) (4*)	67	Director	2016
Darci L. Vetter (*1) (4)	49	Director	2017
Catherine E. Woteki, Ph.D. (1) (2)	75	Director	2020

(1)
Member, Compensation Committee
(2)
Member, Science, Technology & Innovation Committee
(3)
Member, Audit Committee
(4)
Member, Governance Committee

* - Denotes Committee Chair

The table below provides information related to the composition of our Board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of September 18, 2023)

Total Number of Directors			10

Part I:
Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	7	—	—

Part II:
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More races or Ethnicities	—	—	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the other current members of the Board.

Nominees for the Board of Directors:

Aashima Gupta serves as the Global Director for Healthcare Provider Solutions at Google Cloud. She joined Google in 2017. Ms. Gupta is a strategic global leader with over 25 years of experience working at the intersection of health and technology, with extensive experience in complex, large-scale enterprise environments. Prior to joining Google, Ms. Gupta worked in technology development across a number of organizations, including NIIT, Fidelity Investments, J.P. Morgan Chase, Apigee and Kaiser Permanente. Ms. Gupta serves on the board of directors for Molnlycke and the Board of Advisors for GRAIL and HIMSS NA. In 2019, Ms. Gupta was recognized as one of the Most Influential Women in Healthcare by HIMSS and received the Top 100 FEMTech Award and Champion of Health Award. Ms. Gupta was selected by 3M to be appointed to the Board and to be a nominee for Class III director at the Annual Meeting in connection with, and pursuant to, the terms of the FSD Transaction. Ms. Gupta brings substantial business and technical acumen to the Board.

Raphael A. (Ralph) Rodriguez has been President & Chief Product Officer and a member of the board of directors of Daon, Inc., an international biometric and identity assurance software company, since June 2022. Prior to this role, he was executive-in-residence from October 2019 through June 2022 at Summit Partners, a global private equity firm based in Boston. Mr. Rodriguez worked with Summit’s technology team to identify new investment opportunities within growth-stage technology companies. Prior to that, he was a research scientist at Facebook from March 2018 through October 2019, where he led Applied Identity and Intelligence. He was the co-founder, in 2015, and CTO of Confirm.io, an ID authentication company, which Facebook acquired in March 2018. Prior to Confirm.io, Mr. Rodriguez was an executive with a number of notable technology companies, and is the founder of several technology companies. He is the longest-serving ASP Fellow at the Massachusetts Institute of Technology, and currently also serves on the board of Strategic Cyber Ventures. Mr. Rodriguez previously served on the board of Corvium. Mr. Rodriguez is a U.S. Army intelligence veteran of the Persian Gulf War, a life member of the Veterans of Foreign Wars, and a holder of 23 U.S. patents and international patent applications. His extensive technological knowledge and experience bring significant value to the Board.

Dr. Catherine Woteki, Ph.D. holds positions as Professor of Food Science and Human Nutrition at Iowa State University and Visiting Distinguished Institute Professor in the Biocomplexity Institute of the University of Virginia. She served as Chief Scientist and Under Secretary for USDA’s Research, Education, and Economics (REE) mission area from 2010 to 2016. Prior to joining USDA, Dr. Woteki served as Global Director of Scientific and Regulatory Affairs for Mars, Incorporated, where she managed the company’s regulatory policy on matters of health, nutrition, and food safety. From 2002 to 2005, she was Dean of Agriculture and also head of the Agricultural Experiment Station at Iowa State University. Dr. Woteki served as the first Under Secretary for Food Safety at the USDA from 1997 to 2001, where she oversaw the safety of meat, poultry and egg products. Dr. Woteki is a member of the National Academy of Medicine and a fellow of the American Association for the Advancement of Science and the American Society for Nutrition. Dr. Woteki brings experience in regulatory science and science policy to the Board.

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, which we do not anticipate, then the Board may designate a new nominee. In that case, the persons named as proxies in the attached proxy card will vote for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve). Alternatively, the Board may reduce the size of the Board.

The Board of Directors recommends a vote “FOR” the above nominees.

Other current members of the Board:

James C. (Jim) Borel brings over 40 years of experience in the agriculture and food industry, with extensive international experience including three assignments abroad and responsibilities extending beyond the United States for over 25 years. He retired in 2016 from DuPont, where he was formerly Executive Vice President and a member of the company’s Office of the Chief Executive, with responsibility for the agriculture and food ingredients businesses of DuPont, as well as the corporate functions of Sustainability and Government Affairs. Mr. Borel is a member of multiple boards of directors and is a member of the board of trustees for University of the Delaware and the Alpha Gamma Rho Fraternity. Mr. Borel is a National Association of Corporate Directors Board Leadership

Fellow, demonstrating his commitment to the highest standards of boardroom excellence. His knowledge of the agricultural and food industries, and his international experience bring significant value to the Board.

Jeffrey D. Capello is a senior finance executive with over 30 years of experience helping companies create significant value for their shareholders. Mr. Capello has been the Managing Member at Monomoy Advisors, a financial advisory firm that provides counsel to senior leadership on shareholder value creation strategies. Prior to his role at Monomoy Advisors, Mr. Capello served as the Chief Financial Officer of publicly held and private equity-backed companies, including PerkinElmer, Boston Scientific, Ortho Clinical Diagnostic, Beacon Health Options and Biogen. Mr. Capello currently serves as a Board of Director and is the Audit Committee Chair at Agios Pharmaceuticals. Mr. Capello also served on the board of directors for several early-stage publicly held biotechnology companies as Audit Committee Chair, including Sirtris, OvaScience, and Flex Pharma. Mr. Capello was selected by 3M to be appointed to the Board in connection with and pursuant to the terms of the FSD Transaction. Mr. Capello’s business and financial experience provides significant value to the Board.

Dr. Ronald D. Green, Ph.D. was appointed Chancellor of the University of Nebraska-Lincoln since April 2016. Dr. Green served in that role until his retirement in June 2023. Prior to that appointment, he was the Harlan Vice Chancellor of the Institute of Agriculture and Natural Resources and Vice President for Agriculture and Natural Resources of the University of Nebraska system since 2010. Dr. Green served as senior global director of technical services at Pfizer Animal Health’s animal genomics business from 2008 to 2010. He was on faculty at Texas Tech University and Colorado State, and was the national program leader for animal production research for the USDA’s Agricultural Research Service and executive secretary of the White House’s interagency working group on animal genomics within the National Science and Technology Council. In that role, he was a leader in the international bovine, porcine and ovine genome sequencing projects. Dr. Green is a past president of the American Society of Animal Science (“ASAS”) and the National Block and Bridle Club, and has served in a number of leadership positions for the U.S. Beef Improvement Federation, National Cattlemen’s Beef Association, National Pork Board, Federated Animal Science Societies and the National Research Council. Dr. Green was named a fellow of ASAS in 2014. Dr. Green’s experience in genomics and animal production research brings great value and insight to the Board.

Darci L. Vetter is Senior Vice President and Head of Global Public Policy at PepsiCo, which she joined in April 2023. Ms. Vetter was Global Head, Policy and Government Relations, at The Nature Conservancy, a global environmental organization, since 2021. Prior to this role, she served as General Manager and Vice Chair for Food, Agriculture and Trade at Edelman, a global communications firm from 2019 to 2021. She served as an international trade consultant and diplomat in residence at the University of Nebraska-Lincoln from 2018 to 2019. In July 2014, she was appointed as the Chief Agricultural Negotiator for the U.S. Trade Representative; she held the position until January 2017. From 2010 to 2014, she served as Deputy Under Secretary of Agriculture for Farm and Foreign Agricultural Services and, from 2007 to 2010, she was an International Trade Advisor on the U.S. Senate Committee on Finance. Prior to working in the Senate, Ms. Vetter held numerous roles at the Office of the United States Trade Representative, including Director for Agricultural Affairs from 2005 to 2007. Her experience in international trade and agriculture and sustainability brought significant value to the Board. As noted above, Ms. Vetter is resigning from the Board effective as of October 26, 2023.

John E. Adent joined the Company as Chief Executive Officer ("CEO") in July 2017 and was named President on September 22, 2017. Mr. Adent brings extensive experience in international food and animal safety to the Board, previously serving as President and Chief Executive Officer of Animal Health International, Inc., formerly known as Lextron, Inc. Mr. Adent began his career with management responsibilities for Ralston Purina Company, developing animal feed manufacturing and sales operations in China and the Philippines, continuing his management role in the European division in Spain and Hungary when Ralston Purina spun off that business into an independent public company named Agribrands, Inc.

Dr. William T. Boehm, Ph.D. is a retired Senior Vice President of The Kroger Co. and former Senior Economist for the President’s Council of Economic Advisors under Presidents Carter and Reagan. Dr. Boehm joined The Kroger Co. in 1981 as Director of Economic Research and held positions of increasing responsibility until his retirement from the company in 2008. He has previously served on the board of Greatwide Logistics from 2009 to 2015 and Curious Plot, and currently serves on the boards of O'Snap Pickling Company and the Educational Foundation of AGR. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture and virtually all aspects of the food service industry make him well qualified to serve on the Board.

James P. Tobin began his career in 1983 and spent more than 31 years with Monsanto, holding various leadership roles across the company. Prior to his retirement in 2014, he held the role of Vice President, Industry Affairs. Mr. Tobin brings an extensive knowledge of the agricultural industry and business acumen to the Board, previously working to advance agriculture as Chairman of the American Seed Trade Organization and supporting youth in agriculture through his work with the Missouri and National 4-H Foundations. Mr. Tobin formerly sat on the board of the U.S. Grain Council and served as chairman of the FarmHouse Fraternity Foundation. Mr. Tobin is currently a member of the Farm Foundation Roundtable, Governor for Iowa State University Foundation and serves as a managing director of the Yield Lab II.

PROPOSAL 2: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. Securities laws require that shareholders be given the opportunity to provide, on an advisory basis, approval of the compensation of Company executives, as disclosed in this Proxy Statement and, therefore, we are providing this advisory proposal as required by Section 14A of the Exchange Act. Under the legislation that requires this vote, the shareholder vote is neither binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Summary Compensation Table.” This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives,” as described in this Proxy Statement.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 Annual Meeting of Shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which is proposal 3 in this Proxy Statement, to be voted on at the Annual Meeting.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board believes the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•
Independent Compensation Committee. Nine of our ten current directors are deemed independent pursuant to applicable Nasdaq standards. Four of these independent directors serve on the Compensation Committee. Meetings of the Compensation Committee include executive sessions in which management is not present.
•
Performance-Based Incentives. Total compensation for executives is structured so that a significant portion of the total earning potential is derived from performance-based incentives.
•
Stock Options and Restricted Stock Units. A significant percentage of executives’ total compensation is paid in the form of stock options and restricted stock units that vest over a three-year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.
•
No Contractual Severance Payments. If employment is terminated without cause, executives are not contractually entitled to “golden parachute” upon termination.

For these reasons, the Board recommends that you vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s Proxy Statement for its 2023 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 3—TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

Securities laws require that at least once every six years, shareholders be given the opportunity to express their preference for whether the shareholder advisory vote on executive compensation should take place every year, every two years, or every three years and, therefore, we are providing this advisory proposal as required by Section 14A of the Exchange Act. Under applicable law, the shareholder vote is not binding on the Board or the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when determining how often the shareholder advisory vote on executive compensation will take place.

The Company currently conducts advisory votes on the compensation of executives to shareholders every year, and, after careful consideration, the Board continues to believe that conducting the shareholder advisory vote on executive compensation every year is appropriate for the Company and its shareholders. In reaching its recommendation, the Board considered that an annual advisory vote allows the most frequent input from shareholders. However, you will be given the option to specify a preference that the advisory vote on executive compensation take place every one, two or three years. For purposes of determining the preference of shareholders on this matter, the Company will consider the choice (either every one, two or three years) that received the most votes as the preference of shareholders.

After the Annual Meeting, the Company will disclose both the results of this vote and the Board’s decision regarding how frequently the advisory vote on executive compensation will take place in the future. In making such decision, the Board is not required to abide by the outcome of this advisory vote. However, the Board intends to consider the decision made by shareholders on this matter when determining the frequency of future advisory votes on executive compensation.

Before voting on this issue, you are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives,” as described in this Proxy Statement.

This shareholder advisory vote on the frequency of future advisory votes on executive compensation will be held at least once every six years.

The Board recommends that you vote for a frequency of “Every 1 Year” for future shareholder advisory votes on executive compensation.

PROPOSAL 4—TO APPROVE THE ESTABLISHMENT OF THE NEOGEN CORPORATION 2023 OMNIBUS INCENTIVE PLAN

The Company is asking shareholders to approve the Neogen Corporation 2023 Omnibus Incentive Plan (the “2023 Plan”). On July 19, 2023, the Board and Compensation Committee approved the 2023 Plan, subject to approval of the 2023 Plan by the Company's shareholders, and directed that the 2023 Plan be submitted to shareholders for approval at the Annual Meeting. For awards granted after fiscal 2023 year-end and prior to the date that the 2023 Plan is enacted on October 25, 2023, the shares will be subtracted from the 2023 Plan share reserve.

As discussed in this Proxy Statement, grants to employees of stock incentives are an important part of the Company’s compensation program, providing a basis for long-term incentive compensation and helping to align the interests of the Company’s shareholders with those of the Company’s directors and employees. Accordingly, the Board has adopted the 2023 Plan, and in accordance with the rules of the Nasdaq Global Select Market and the requirements of the Internal Revenue Code, the Company is seeking the approval of the shareholders for the adoption of the 2023 Plan. Shareholder approval of the 2023 Plan will permit the Company to continue to grant equity compensation awards to its officers, employees and consultants in furtherance of this philosophy.

The 2018 Plan authorized the issuance of 4,500,000 shares. As a result of the 2 for 1 stock split effected in June 2021, there were effectively 9,000,000 authorized shares for issuance under the 2018 Plan. As of May 31, 2023, 2,871,000 shares of common stock remain available under the 2018 Plan, which will be insufficient to make future equity awards in an amount sufficient to attract and retain our officers and employees.

Accordingly, the Board is seeking approval of the 2023 Plan to permit future equity awards to its employees, officers and consultants. If the 2023 Plan is approved by shareholders at the Annual Meeting, no further awards will be made under the 2018 Plan and all of the 20,000,000 shares will be available under the 2023 Plan, which we believe will be sufficient for annual equity awards to our officers, employees and consultants.

The Board believes there are a number of reasons to vote FOR the adoption of the 2023 Plan as summarized below.

•
Our success depends on providing competitive equity compensation to attract and retain employees, particularly in a challenging market. Our talented employee base and ability to attract and retain high caliber personnel will directly influence how well the Company carries out its strategic plan and creates shareholder value. To compete for talented people, we strive to provide employees with competitive compensation packages including equity compensation. Equity awards motivate high levels of performance, aligning the interests of our employees with shareholders by giving them perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing their contributions to the success of the Company. If our shareholders do not approve the 2023 Plan, we will be unable to maintain our existing equity compensation programs under the 2018 Plan. Therefore, we would expect to have to utilize a significant portion of additional cash compensation to provide appropriate attraction, retention and motivation incentives, which would reduce our available cash for other business needs such as capital expenditures, acquisitions, investments and marketing, and adversely impact our growth strategy.
•
In recent years, the United States job market has been characterized by a historic challenge to attract and retain talent, referred to as the “Great Resignation,” with millions of Americans changing employers or leaving the workforce altogether. There also appears to be a country-wide shortage of skilled labor, which has impacted our industry and related industries. The 2023 Plan will give us flexibility as to the compensation packages we offer, which we believe is critical in this challenging labor market. If the 2023 Plan is not approved, we will be significantly limited in our ability to offer equity awards as a component of compensation. Therefore, we will be at a disadvantage relative to other companies that will be able to offer more attractive and broad-based compensation packages to their executive officers and employees. Our inability to attract, retain and motivate our key employees would adversely impact our ability to achieve our long-term plans.

•
We believe our "burn rate" and "overhang" are in line with industry norms. In addition to considering the "burn rate" and "overhang," the Board considered a number of other factors in determining to seek approval for issuance of 20,000,000 shares under the 2023 Plan, including proxy advisory firm guidelines and equity award usage.
•
Our 2023 Plan conforms to best practices. The 2023 Plan contains many features designed to address shareholder concerns related to equity plans, including:
o
Prohibitions on options and rights re-pricing and cash buy-outs;
o
No recycling of shares used to pay exercise price of options or SARs or withheld for payment of taxes;
o
No evergreen share reserve increases;
o
Minimum 100% fair market value exercise price for stock options and rights;
o
Minimum of one-year vesting for all awards, subject to a de minimis exception;
o
No automatic or discretionary acceleration of time- or performance-based awards upon a change in control; and
o
No tax gross-ups of any kind.

Our officers and directors have an interest in this proposal due to their participation in the 2023 Plan.

As of the Record Date, the total number of shares of common stock which may be issued upon the exercise of options and restricted stock units under the 2018 Plan is 4,988,000, none of which will be affected by the adoption of the 2023 Plan. If any stock options are forfeited under the 2018 Plan, those shares will not be available for issuance as new awards under the 2023 Plan.

As of the Record Date, the Company had 216,310,582 shares of common stock outstanding.

A description of the provisions of the 2023 Plan is set forth below. This summary is qualified in its entirety by the detailed provisions in the 2023 Plan, which is attached to this proxy statement as Appendix A.

General Description of the 2023 Plan

Overview. The purposes of the 2023 Plan are (a) to provide incentives for our employees, directors and consultants by encouraging their ownership of stock and (b) to aid us (and our affiliates) in retaining such employees, directors and consultants, upon whose efforts our success and future growth depends, and to attract other such individuals.

Administration. The 2023 Plan is administered by the Compensation Committee (the “Committee), although the entire Board can administer the 2023 Plan, in whole or in part, in certain circumstances. Subject to the terms of the 2023 Plan, the Committee can select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2023 Plan. The Committee can delegate to a subcommittee of directors and/or officers the authority to grant or administer awards to persons who are not then reporting persons under Section 16 of the Exchange Act.

Shares of Common Stock Reserved for Issuance Under the 2023 Plan. There are 20,000,000 shares of our common stock reserved for issuance under the 2023 Plan. The closing price of our common stock on the Nasdaq Global Select Market on the Record Date was $22.91. Any shares that are subject to an option or stock appreciation right will be counted against the share limit as one (1) share for every one (1) share granted. Any shares that are subject to awards other than options or stock appreciation rights will be counted against the share limit as two and five tenths (2.5) shares for every one (1) share granted.

Eligibility and Share Limitations. Awards can be made under the 2023 Plan to our employees, directors and consultants as determined by the Committee to be in our best interests, provided that only employees will be eligible to receive incentive stock options. The maximum number of common shares subject to options, stock appreciation rights or other share awards that can be awarded under the 2023 Plan to any person is 1,000,000 per the Company’s fiscal year. Further, the aggregate fair market value of all awards granted to a non-employee director during any fiscal year will not exceed $500,000.

Vesting. The 2023 Plan requires that all awards have a minimum vesting period of one year from the grant date, provided, that such awards with respect to 5% of the total shares authorized to be issued under the Plan can be granted under the 2023 Plan with a vesting period of less than one year.

Amendment or Termination of the Plan. Unless terminated earlier, the 2023 Plan will terminate on the tenth (10th) anniversary of the date the 2023 Plan is approved by the Company’s shareholders. The Board can terminate or amend the 2023 Plan at any time and for any reason, in its discretion. However, no amendment can adversely impair the rights of grantees with respect to outstanding awards. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Types of Awards Available for Grant under the 2023 Plan

Options. The 2023 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and also options to purchase common shares that do not qualify as incentive stock options (“non-qualified options”). The exercise price of each option cannot be less than 100% of the fair market value of the common shares on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price cannot be less than 110% of the fair market value of the common shares on the date of grant. Options granted under the 2023 Plan generally cannot be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

The term of each option is fixed by the Committee and cannot exceed ten (10) years from the date of grant. The Committee determines at what time or times each option may be exercised. Except as otherwise set forth in an award agreement, options generally are forfeited upon a termination of a participant’s employment or service for cause, and a participant generally will have up to (i) ninety (90) days to exercise any vested option for a termination for any reason other than cause, death or disability, and (ii) one (1) year to exercise any option for a termination due to death or disability.

Options can be made exercisable in installments. In general, an optionee can pay the exercise price of an option by cash or certified check, and the Committee is authorized to permit the exercise price to be paid by net share settlement, broker assisted cashless exercise, tendering common shares already owned or any other form permitted by the Committee and applicable laws, rules and regulations. The Committee can impose blackout periods on the exercise of any option to the extent required by applicable laws.

Restricted Stock. The 2023 Plan permits the granting of restricted stock. Restricted stock awards consist of shares of common stock granted subject to forfeiture if specified holding periods and/or performance targets are not met. The Committee determines the holding periods and/or performance targets. Prior to the end of the restricted period, restricted stock cannot be sold, assigned, pledged or otherwise disposed of or hypothecated by participants.

Performance Awards. Performance units and performance shares also can be granted under the 2023 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Committee are achieved. The Committee can establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares. While the performance units and performance shares remain unvested, a participant cannot sell, assign, transfer, pledge or otherwise dispose of the securities, subject to specified limitations.

Other Awards. The Committee also can award under the 2023 Plan:

•
stock appreciation rights (“SARs”), which are rights to receive a number of shares of common stock or, in the discretion of the Committee, an amount in cash or a combination of common shares and cash, based on the increase in the fair market value of the common shares underlying the right over the market value of such common shares on the date of grant (or over an amount greater than the grant date fair market value, if the Committee so determines) during a stated period specified by the Committee not to exceed 10 years from the date of grant;
•
restricted stock units, which are substantially similar to restricted shares but result in the issuance of shares of common stock upon meeting specified holding periods and/or performance targets, rather than the issuance of the common shares on the grant date; and
•
unrestricted stock, which are shares of common stock granted without restrictions.

Section 162(m) of the Code. Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to its chief executive officer and chief financial officer and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each year (the “covered employees”). Once an individual is designated as a covered employee, that individual will remain a covered employee for all future years.

Dividends or Dividend Equivalents for Performance Awards. Any dividends and/or dividend equivalents credited in connection with an award that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying portion of the award to which such dividends and/or dividend equivalents relate and will not be paid until that underlying portion of the award vests.

Effect of Change in Control. The 2023 Plan generally provides for double-trigger vesting upon a “change in control,” as defined in the Plan. If the outstanding awards are assumed or substituted by the acquiring entity or successor, the vesting of such awards will be accelerated (and, as practicable, accelerated exercisability and continued or deemed determination regarding achievement of any performance criteria) upon involuntary termination of employment without “cause,” as defined in the 2023 Plan, or voluntary termination of employment by the optionee for good reason, within one (1) year after the Change in Control.

Forfeiture Provisions. The Committee will provide in each award agreement, the circumstances in which awards will be paid or forfeited in the event a participant ceases to be employed by us, or to provide services to us, prior to the end of a performance period, period of restriction or the exercise, vesting or settlement of such award.

Adjustments for Stock Dividends and Similar Events. The Company will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the 2023 Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

Prohibition against Repricing. Neither the Compensation Committee nor the Board may effect the repricing of any outstanding options or SARs, including without limitation a repricing by (i) the cancellation of any outstanding options or SARs under the 2023 Plan and the grant in substitution therefor of new options, SARs or any other awards under the 2023 Plan covering the same or different amount of shares, or (ii) the cancellation of any outstanding options or SARs with respect to which the option price or exercise price of the SAR is above fair market value in exchange for a cash payment.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2023 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the employer. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common shares received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the common shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The employer will not be entitled to any compensation expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grant must be made by the employee’s employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If a participant sells or otherwise disposes of the common shares acquired without satisfying the holding period requirement (known as a “disqualifying disposition”), the participant will recognize ordinary income upon the disposition of the common shares in an amount generally equal to the excess of the fair market value of the common shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer generally will be allowed a compensation expense deduction to the extent that the participant recognizes ordinary income.

Non-Qualified Options. The grant of an option will not be a taxable event for the participant or for the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise. Upon a subsequent sale or exchange of common shares acquired pursuant to the exercise of a non-qualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the common shares (generally, the amount paid for the common shares plus the amount treated as ordinary income at the time the option was exercised). The employer generally will be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock. A participant who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, the restricted shares are nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Code to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the common shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the common shares are subject to restrictions will be subject to withholding taxes. The employer generally will be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving or vesting in an award of restricted stock units under the 2023 Plan; however, restricted stock units are subject to the Federal Insurance Contribution Act tax upon vesting (based on the fair market value of the common shares on the vesting date). A participant who is awarded restricted stock units will recognize ordinary income upon receiving shares of common stock or cash under the award in an amount equal to the fair market value of the common shares at the time of delivery or the amount of cash. The employer generally will be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Performance Shares, Performance Units and Other Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share or performance unit. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and/or the fair market value of any substantially vested common shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” The employer generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2023 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise. The employer generally will be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Dividend or Dividend Equivalents. A participant will recognize taxable income, subject to withholding of employment tax, upon receipt of a dividend equivalent in cash or in shares of stock. Similarly, a participant who receives restricted stock, and does not make an election under Section 83(b) of the Code with respect to the stock, will recognize taxable ordinary income, subject to withholding of employment tax, upon receipt of dividends on the stock. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

Unrestricted Stock. Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the common shares on the date of the award, reduced by the amount, if any, paid for such common shares. The employer generally will be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Withholding. To the extent required by law, and except as provided otherwise by the Committee, we will utilize the net share method of settlement or withhold from any amount paid in settlement of an award, the amount of withholding and other taxes due or take other action as we deem advisable to enable ourselves to satisfy withholding and tax obligations related to any awards.

New Plan Benefits

Awards under the 2023 Plan will be made at the discretion of the Committee. Accordingly, we cannot currently determine the amount of awards that will be made under the 2023 Plan. We anticipate that the Committee will utilize the 2023 Plan to continue to grant long-term equity incentive compensation to employees similar to the awards described in this proxy statement.

Registration with SEC

The Company intends to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the stock under the 2023 Plan.

Equity Compensation Plan Information

The following table shows the number of shares of common stock issuable upon the exercise of outstanding stock options and RSUs, the weighted average exercise price of outstanding stock options and RSUs, and the number of shares of common stock remaining available for future issuance, excluding shares of common stock issuable upon exercise of outstanding stock options or RSUs, in each case as of May 31, 2023.

	Number of Common Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted Average Exercise Price of Outstanding Options and RSUs	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	4,988,000	$24.60	2,871,000
Equity compensation plans not approved by security holders	—	—	—
Total	4,988,000	$24.60	2,871,000

The Board recommends that you vote “FOR” the approval of the establishment of the Neogen Corporation 2023 Omnibus Incentive Plan.

PROPOSAL 5—RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee (“Audit Committee”) has appointed BDO USA P.A. (“BDO”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending May 31, 2024. While not required, the Company is submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board recommends that shareholders vote “FOR” ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal 2024. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the 2024 fiscal year. Even if the appointment is ratified, the Audit Committee can select a different independent registered public accounting firm at any time.

Relationship with BDO

BDO has acted as the Company’s independent registered public accounting firm for nine years. BDO has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of BDO are expected to attend and be available during the Annual Meeting, with the opportunity to make a statement, and will also be available to respond to appropriate questions.

The fees billed by BDO with respect to the fiscal years ended May 31, 2023 and 2022, are as follows:

	2023	2022
Audit Fees	$1,086,414	$797,099
Audit-Related Fees	—	—
Tax Fees (1)	467,042	180,792
All Other Fees	—	—
Total	$1,553,456	$977,891

(1)
Includes tax compliance work and miscellaneous consulting.

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year consolidated financial statements, the audit of internal control over financial reporting, the review of the consolidated financial statements included in the Form 10-Q, consultations concerning accounting matters associated with the annual audit, comfort letters or due diligence procedures in connection with registration statements, statutory audits and related expenses. Audit-Related Fees include due diligence in connection with acquisitions, amounts billed for general accounting consultations, audits in connection with proposed or consummated acquisitions and information systems audits and other services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of BDO.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by BDO. In the event management wishes to engage BDO to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why BDO is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chair or, in his absence, any other member of the Audit Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Audit Committee. Any such approval is reported to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information, as of August 28, 2023, with respect to beneficial ownership of the Company's common stock by the only persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. On August 28, 2023, there were 216,310,582 shares of the Company’s stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class%
BlackRock, Inc. (1)	24,460,988	11.3%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc. (2)	19,057,576	8.8%
100 Vanguard Boulevard
Malvern, PA 19355
Norges Bank (The Central Bank of Norway) (3)	18,422,570	8.5%
Bankplassen 2 P.O. Box 1179 Sentrum
NO 0107 Oslo, Norway
Wasatch Advisors LP (4)	16,990,316	7.9%
505 Wakara Way
Salt Lake City, UT 84108

1)
Based on a Schedule 13G/A filed with the SEC on January 23, 2023. This report includes holdings of various subsidiaries of BlackRock. Inc., and includes beneficial ownership of more than 5% of our common stock by BlackRock Fund Advisors. BlackRock, Inc. has sole power to vote 24,161,095 shares and dispose of 24,460,988 shares.
2)
Based on a Schedule 13G/A filed with the SEC on February 9, 2023. This report includes holdings of various subsidiaries of the holding company. The Vanguard Group, Inc. has shared power to vote 347,738 shares, sole power to dispose of 18,490,523 shares and shared power to dispose of 567,053 shares.
3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2023. This report includes holdings of various subsidiaries of the holding company. Norges Bank has sole power to vote 18,400,920 shares, sole power to dispose of 18,400,920 shares and shared power to dispose of 21,650 shares.
4)
Based on a Schedule 13G/A filed with the SEC on February 8, 2023, Wasatch Advisors LP has sole power to vote and dispose of 16,990,316 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of the Company’s common stock as of August 28, 2023, held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group. Each of the persons listed below has sole voting and dispositive power with respect to such shares.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
John E. Adent	93,390		593,903	687,293	*
William T. Boehm, Ph.D.	24,509		54,490	78,999	*
James C. Borel	11,301		47,824	59,125	*
Jeffrey D. Capello	—		8,210	8,210	*
Ronald D. Green, Ph.D.	7,769		52,270	60,039	*
Aashima Gupta	—		8,210	8,210	*
Douglas E. Jones	2,752		94,921	97,673	*
Jason W. Lilly, Ph.D.	21,968	(3)	113,831	135,799	*
David H. Naemura	—		—	—	*
Steven J. Quinlan	36,073	(4)	167,407	203,480	*
Amy M. Rocklin	856		56,160	57,016	*
Raphael A. Rodriguez	801		14,490	15,291	*
James P. Tobin	15,602		47,824	63,426	*
Darci L. Vetter	1,901		39,824	41,725	*
Catherine E. Woteki, Ph.D.	801		14,490	15,291	*
Executive officers and directors as a group (15 persons)	217,723	(5)	1,313,854	1,531,577	*

* Less than 1%

(1)
Excludes shares that may be acquired through stock option exercises or RSU vesting.
(2)
Includes shares that may be acquired within 60 days of August 28, 2023, upon exercise of options and vesting of restricted stock units pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(3)
Includes 11,659 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(4)
Includes 23,751 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(5)
Includes 35,425 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE MATTERS

The Company is managed under the direction of its Board. The Board conducts its business through meetings of the Board and its committees. The Board held 7 meetings, and there were a total of 22 committee meetings during fiscal 2023. Each director attended more than 90% of the total meetings of the Board and the committees on which he or she served in fiscal 2023. Directors of the Board are expected to attend the annual meeting of shareholders unless they have a schedule conflict or other valid reason. Each of the current Board members attended the virtual 2022 annual meeting of shareholders.

Independent Directors

A director is not considered independent unless the Board determines that he or she meets the Nasdaq independence rules and has no material relationship with the Company, either directly or indirectly, through any organization with which he or she is affiliated that has a relationship with the Company. Based on a review of the responses of the directors and nominees to questions about employment history, affiliations, family and other relationships, and on discussions with the directors and nominees, the Board has determined that each of the following currently serving directors and nominees is independent as defined in the Nasdaq independence rules: Dr. Boehm, Mr. Borel, Mr. Capello, Dr. Green, Ms. Gupta, Mr. Rodriguez, Mr. Tobin, Ms. Vetter and Dr. Woteki.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal 2023 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable Nasdaq and SEC regulations.

Compensation Committee—Ms. Vetter (Chair), Dr. Boehm, Mr. Capello, Mr. Rodriguez and Dr. Woteki are current members of the Compensation Committee, which met six times during fiscal 2023. Following Ms. Vetter's resignation from the Board as of October 26, 2023, Dr. Woteki will serve as chair of the Compensation Committee. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation and the Company’s stock-based compensation plans. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the CEO and other executive officers at the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also evaluates option grants and any other equity awards under the terms of the 2018 Plan and, if approved, the 2023 Plan. The Committee recommends to the Board an appropriate compensation package for outside directors. In addition, the Compensation Committee will, from time to time, recommend to the Board appropriate changes in the Company's compensation policies and programs. The Compensation Committee also annually reviews the performance of the CEO in light of the goals and objectives that had been established for him or her, and makes compensation recommendations to the Board which reflect the outcome of that review. The Compensation Committee is responsible to approve the Company's short and long-term incentive plans and, as appropriate, recommend to the Board amendments to those plans or revised interpretations of plan provisions.

The Compensation Committee has a charter, which is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Governance Committee—Mr. Tobin (Chair), Mr. Borel, Dr. Green, Ms. Gupta and Ms. Vetter serve on the Governance Committee, which met four times during fiscal 2023. The Governance Committee provides a leadership role in shaping the governance of the Company, providing oversight and direction with respect to the function and operation of the Board. The Governance Committee also provides oversight on management succession, human capital practices, risk management and environmental, social and governance matters.

The Governance Committee recommends to the Board criteria for selecting new directors, identifies the qualifications that would be advantageous to the Board, recommends the size of the Board and the appropriate mix of inside and outside directors, and ensures director diversity. The Board considers factors such as a potential candidate’s experience, judgment, integrity, and independence. Other important criteria include a deep understanding of the Company's business and markets, technology, manufacturing or research and development experience, other expertise relevant to the Company’s global operations, and the ability and willingness to devote adequate time to Board duties.

The Governance Committee identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval and nomination. Board composition is reviewed periodically to ensure that the Board possesses the knowledge, experience and skills necessary for the Board to fulfill its duties. The Governance Committee’s charter requires that the Governance Committee take diversity of directors into account in the candidate selection process. The Governance Committee seeks potential candidates who, under Nasdaq, the SEC or such other applicable regulatory requirements, are considered independent directors. At the direction of the Board, the Governance Committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. In addition, the Governance Committee provides oversight and policy direction on employee satisfaction, equal opportunity, and, as appropriate, other human capital matters. The Governance Committee also provides oversight and policy direction on risk management policies, programs and trends and issues. For further information, see the charter of the Governance Committee which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Governance Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s Bylaws. The Committee will evaluate nominees recommended by shareholders against the same criteria.

Audit Committee—Dr. Boehm (Chair), Mr. Borel, Mr. Capello and Mr. Tobin are currently members of the Audit Committee, which assists the Board in overseeing: (1) the integrity of the Company’s financial statements, including its use and reporting of any non-GAAP measures, (2) the effectiveness of the Company's internal control over financial reporting, (3) the Company’s compliance with laws and regulations to which it is subject, (4) the independent registered accounting firm’s qualifications, independence and performance, and (5) the performance of the Company’s internal audit function. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board. The Audit Committee met eleven times during fiscal 2023. In addition, the Audit Committee’s responsibilities include: (a) sole authority for the appointment, retention, evaluation, compensation and oversight of the work of the Company’s independent registered public accounting firm, subject to ratification by the Board and shareholders, as necessary; (b) providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function; (c) reviewing and discussing with management the Company’s reports filed with or furnished to the SEC that include financial statements or results; and (d) monitoring compliance with significant legal and regulatory requirements, and other risks related to financial reporting and internal control over financial reporting. In addition, the Audit Committee is required to review and approve, at least annually, all related party transactions and significant conflicts of interest. Further information regarding the role of the Audit Committee is contained in its charter which is available in the “Investor Relations” section of the Company’s website at www.neogen.com; also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the Audit Committee are “audit committee financial experts” for purposes of applicable SEC rules and are each independent under Nasdaq listing rules.

Science, Technology and Innovation Committee— Dr. Green (Chair), Ms. Gupta, Mr. Rodriguez and Dr. Woteki serve on the Science, Technology and Innovation Committee, which met once during fiscal 2023, and assists the Board in overseeing the development of new products, services and business models. In discharging these responsibilities, the committee reviews and evaluates the strategic goals and objectives of the Company’s research and development programs, including the monitoring and evaluation of emerging technologies, and assists the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development, including scientific ethics and conduct. The Science, Technology and Innovation Committee charter is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Board Leadership

Mr. Borel serves as the Chair of the Company's Board and leads all meetings of the Board. Mr. Adent serves as the Company's President and Chief Executive Officer and does not attend independent director sessions of the Board except upon request. The Board has concluded that this leadership structure is appropriate for the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company's strategy and managing the Company's business. The independent directors meet in executive session at least quarterly.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all determinations regarding officer compensation other than with respect to the CEO, which final decision is made by the Board upon recommendation of the Compensation Committee. Management’s involvement in determining executive compensation is limited to the Chief Executive Officer making recommendations on compensation for members of the executive management team.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. No executive officer serves as a member of the compensation committee or board of directors of any other company that has an executive officer serving as a member of the Company’s Compensation Committee or Board.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines, which provide a structure for the Company’s Board of Directors and management to effectively pursue the Company’s objectives for the benefit of its shareholders. The Corporate Governance Guidelines address, among other things, Board and committee structure, composition and procedures, Director responsibilities, Director board service limits, compensation and continuing education, and shareholder communications with the Board.

Employee, Officer and Director Hedging

The Company, pursuant to the terms of its Insider Trading Policy, prohibits all directors, officers and employees, engaging in certain hedging transactions related to, or, without approval from the Chief Financial Officer and Chair of the Board, from pledging or creating a security interest in, the Company’s securities they hold.

Board Role in Risk Management

The Board oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business, periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results, the Board’s oversight of succession planning, capital spending and financing, the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board), the Governance Committee’s leadership in the evaluation of the Board and committees and its oversight of identified risk areas of the Company, and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks.

Contacting the Board

Shareholders and other interested persons can communicate directly with the Board or any individual director on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Corporate Secretary. All such communications will be received directly by the Corporate Secretary and forwarded to the Board or any individual director, as applicable, and will not be screened or reviewed by any other Company employee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors as well as the Company's partners and vendors. The Code of Business Conduct and Ethics is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed or emailed to any shareholder upon request to the Corporate Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Audit Committee approves or ratifies transactions in which the Company was or is to be a participant that involve directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee of any such transaction that is proposed to be entered into or continued and seeks Audit Committee approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Audit Committee at its next meeting.

There were no transactions with related parties during fiscal year 2023 for the Audit Committee to review and approve in accordance with the written policy, as described above, which is included in the Audit Committee Charter.

Family Relationships and Other Arrangements

There are no family relationships among the members of the Board of Directors and executive officers. Except as described within their biographies with respect to Ms. Gupta and Mr. Capello, there are no arrangements or understandings between or among the Company’s executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
John E. Adent	President & Chief Executive Officer
Douglas E. Jones	Chief Operating Officer
Jason W. Lilly, Ph.D.	Vice President, Americas & Australia/New Zealand
David H. Naemura	Chief Financial Officer
Steven J. Quinlan	Vice President, Finance
Amy M. Rocklin	Chief Legal & Compliance Officer

Brief biographies of the NEOs, with the exception of Mr. Adent, follow. Mr. Adent’s biography is included in “Proposal 1-Election of Directors.”

Douglas E. Jones, age 53, joined Neogen as Chief Commercial Officer on August 17, 2020; in 2022, he was named Chief Operating Officer. Prior to joining Neogen, Mr. Jones served as the President of the Companion Animal Division at Patterson Companies from 2016 to August 2020. Prior to joining Patterson, Mr. Jones served as the Head of Business Operations for the North American Merial Animal Health Division of Sanofi. Mr. Jones began his career as a management consultant with the North Highland Company and PriceWaterhouseCoopers, focusing on commercial transformation and strategy projects in the pharmaceutical, healthcare distribution and high-tech industries.

Dr. Jason W. Lilly, age 49, joined Neogen in June 2005 as Market Development Manager for Food Safety. In June 2009, he moved to the Corporate Development group. He was named Vice President of Corporate Development in December 2011, responsible for the identification and acquisition of new business opportunities for the Company. In January 2019, Dr. Lilly was named Vice President, International Business, responsible for Neogen’s operations outside of the U.S. and Canada. In May 2023, Dr. Lilly was named Vice President, Americas & Australia/New Zealand, with responsibility for all commercial business. He also has strategic and operational oversight of our global genomics business. Prior to joining Neogen, he served in various technical sales and marketing roles at Invitrogen Corporation.

David H. Naemura, age 54, joined Neogen in November 2022 as Chief Financial Officer. Previously, Mr. Naemura served as the Senior Vice President and Chief Financial Officer of Vontier Corporation from February 2020 until November 2022. Mr. Naemura served as Chief Financial Officer of Gates Industrial Corporation from March 2015 to January 2020. Mr. Naemura led the financial reporting teams at each of Vontier Corporation and Gates Industrial Corporation. Prior to his time at Gates Industrial Corporation, Mr. Naemura served as Vice President of Finance and Group Chief Financial Officer at Danaher Corporation from April 2012 to March 2015, and previously served as Danaher Corporation’s Test & Measurement Communications Platform Chief Financial Officer from January 2009 to April 2012. Prior to 2009, Mr. Naemura was employed by Tektronix Corporation from August 2000 to January 2009, including during its acquisition by Danaher Corporation in 2007.

Steven J. Quinlan, age 60, joined Neogen in January 2011 as Vice President & Chief Financial Officer and was also Corporate Secretary until March 2021. Mr. Quinlan announced his retirement in September 2022 and Mr. Naemura was subsequently appointed as Chief Financial Officer, beginning in November 2022. For the remainder of fiscal year 2023, Mr. Quinlan continued to serve the Company as Vice President of Finance and is continuing to work on special projects through the end of the 2023 calendar year. Prior to his retirement announcement, Mr. Quinlan was responsible for all internal and external financial reporting for Neogen, and managed the accounting, information technology, corporate purchasing, treasury and investor relations functions. Mr. Quinlan came to Neogen following 19 years at Detrex Corporation (1992-2010), the last eight years serving as Vice President-Finance, CFO and Treasurer. He was on the audit staff at the public accounting firm Price Waterhouse (now PricewaterhouseCoopers) from 1985-1989.

Amy M. Rocklin, Ph.D., age 51, joined Neogen in March 2021 as Vice President, General Counsel & Corporate Secretary. In 2022, Dr. Rocklin was named Chief Legal & Compliance Officer. In this role, she is responsible for all legal and compliance matters and also leads the regulatory, quality and ESG functions. Dr. Rocklin also serves as the Corporate Secretary. Prior to joining Neogen, Dr. Rocklin was Division Vice President, Corporate Law at Corning Incorporated. In her nearly ten years at Corning, she held multiple leadership positions within Corning’s Law Department. Before Corning, Dr. Rocklin held leadership positions at Smiths Group plc and was in private practice at the law firm of Foley & Lardner LLP.

Compensation Objectives

The Company’s executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and to be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•
Attract, retain and motivate highly talented executives who will drive the success of the business;
•
Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;
•
Provide overall compensation that is considered equitable to the employee and the Company; and
•
Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary compensation elements provided to NEOs are:

•
Base salary;
•
Discretionary annual bonus based upon achievement of individual and corporate objectives; and
•
Equity-based long-term incentive compensation delivered in the form of stock options and restricted stock units.

Other compensation elements include health and welfare benefits plans, with the NEOs receiving similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Compensation Committee makes decisions about each compensation element in the context of each NEO’s total compensation package. The compensation of senior level employees generally incorporates variable pay elements such as bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix.” Each of the compensation elements and its purpose is further described below.

The Company, through the Board of Directors Compensation Committee, engaged Meridian Compensation Partners, LLC ("Meridian") to serve as its executive compensation consultant for fiscal year 2023. While Meridian may make recommendations on the form and amount of compensation, the Compensation Committee continues to make all decisions regarding the compensation of our CEO, NEOs and senior management. CEO compensation remains subject to the review and approval of the independent Directors of the Board. In 2023, Meridian served the Company in a variety of activities, including:

•
Reviewing and advising on evolving trends in executive compensation;
•
Providing the Company and its Compensation Committee with advice, pay-for-performance analytics and benchmarking norms related to the compensation of the CEO and the senior management, including the NEOs;
•
Reviewing our compensation peer group and recommending changes; and
•
Reviewing our annual incentive and long-term incentive plan design.

As a result of the 3M Food Safety transaction, which was completed on September 1, 2002, the revenues of the Company grew by 56% for fiscal 2023 while gross profit rose 67%. Over 400 employees conveyed to the Company in the transaction, increasing total worldwide headcount to over 2,600 employees, with a significant increase in geographic footprint. Increases in salary and overall compensation were made in fiscal 2023 to reflect the increased size and complexity of the organization and to ensure the competitiveness of the Company’s overall compensation structure. These increases in compensation are reflected in the base salary adjustments, target and actual bonus opportunities, and stock award tables below.

Consideration of Last Year’s Say-on-Pay Vote

At the Company's 2022 annual meeting of shareholders, shareholders were provided with an opportunity to cast an advisory vote on the compensation of the Company’s executive officers. The say-on-pay vote yielded approximately 96% approval of those votes cast. Notwithstanding this favorable vote, we continue to seek input from our shareholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Compensation Committee’s efforts to tie compensation to performance.

Consideration of Risk

The Company believes the design of the Company’s executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. The compensation program is balanced and focused on the long-term so that the Company’s executive officers are incentivized to deliver superior performance over sustained periods. In an effort to promote a focus on the long-term, these compensation plans have elements that are only realizable upon completion of a five-year service requirement. The Company believes that these plans provide strong incentives to implement policies that promote long-term value creation while avoiding excessive risk-taking in the short-term.

Performance goals are established to align with the Company’s overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for fiscal 2023 is shown in the “Salary” column of the Summary Compensation Table. Base salary rates and changes from 2022 to 2023, if applicable, are shown in the following table.

Name	2023 Salary Rate	2022 Salary Rate	Percent Increase
John E. Adent	$750,000	$487,000	54.0%
Douglas E. Jones	495,000	365,000	35.6%
Jason W. Lilly, Ph.D.	310,000	280,000	10.7%
David H. Naemura	500,000	—	N/A
Steven J. Quinlan (1)	317,000	317,000	0.0%
Amy M. Rocklin(2)	430,000	265,000	62.3%

(1)
Note that in fiscal year 2023, Mr. Quinlan announced his retirement and Mr. Naemura was subsequently appointed as Chief Financial Officer.
(2)
Note that in fiscal year 2023, Dr. Rocklin assumed leadership for the Regulatory and Quality functions in addition to her previous Legal, Compliance, and ESG responsibilities.

Discretionary Annual Bonus

Bonuses paid in fiscal 2024 related to fiscal 2023 performance are as follows:

Name	Target Value	Actual Payments	Percentage of Target	Percentage of Base Salary
John E. Adent	$750,000	$637,500	85%	85%
Douglas E. Jones.	297,000	252,450	85%	51%
Jason W. Lilly, Ph.D.	124,000	132,500	107%	43%
David H. Naemura	500,000	250,000	50%	50%
Steven J. Quinlan	158,300	100,000	63%	32%
Amy M. Rocklin	215,000	182,750	85%	43%

Target values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are approved. Bonus awards are determined by the Compensation Committee based on the Company’s performance, officers’ achievements of their objectives and the Committee’s perception of the efforts expended during the recently completed fiscal year. The Compensation Committee took into account the recommendations of Mr. Adent with respect to bonuses for Mr. Jones, Dr. Lilly, Mr. Quinlan and Dr. Rocklin. Mr. Naemura joined the Company in November 2022; per the terms of his offer letter, his bonus was guaranteed at $250,000 for fiscal 2023. This guaranteed bonus amount was intended to ensure that Mr. Naemura was offered a competitive pay package when joining the company, especially given the complexity of joining the Company as it was integrating the acquired 3M FSD business. It should also be noted that Mr. Naemura did not receive a sign-on bonus upon beginning his role as Chief Financial Officer in November 2022. His annual bonus opportunity for fiscal 2024 is $500,000 and is not guaranteed. Beginning fiscal year 2024, Mr. Naemura's target and actual bonuses are based on individual objectives and the Company's performance. Similarly, Mr. Naemura's fiscal year 2024 long-term incentive compensation has not been predetermined and will be awarded based on the Compensation Committee's review and discretion.

Overall, all target and actual bonuses are based on individual objectives and the Company’s performance, within the discretion of the Compensation Committee. The Compensation Committee’s assessment of the Company’s overall performance was influenced, in part, by the following:

•
The 3M Food Safety transaction closed on September 1, 2022, and significant management effort was expended in preparing the Company to absorb the conveying employees and in integrating the business. Integration activities, which include preparation for the transition of sample handling and pathogen detection manufacturing into Neogen facilities, progressed during the year. Additionally, the construction of the new production facility in Lansing and implementation of enterprise systems remain on track.
•
Revenues increased 56% to $822.4 million, largely the result of the acquired FSD business; core revenue growth, which removes the impact of acquisitions and foreign currency exchange, was 4.0%;
•
Gross margins, expressed as a percentage of sales, increased to 49.4% in fiscal year 2023 compared to 46.1% in fiscal 2022;
•
Adjusted EBITDA in fiscal year 2023 was $205.4 million, representing an increase of 78.0% and Adjusted EBITDA margin of 25.0%, compared to $115.4 million and a margin of 21.9% in fiscal year 2022;

While the Company reported a net loss of $22.9 million for fiscal year 2023 compared to net income of $48.3 million for fiscal year 2022, the change was primarily the result of $56.0 million of interest expense from the $1 billion in debt incurred in the 3M Food Safety transaction, $59.8 million of related transaction fees and integration expenses, and $60.9 million in incremental amortization expenses related to 3M acquired intangibles. Adjusted net income, which removes the impact of these and other nonrecurring items, was $105.7 million in fiscal year 2023, representing an increase of $26.4 million compared to adjusted net income of $79.3 million in fiscal year 2022.

Mr. Adent’s bonus opportunity for fiscal 2023 was primarily based on the successful closing of the 3M FSD transaction and the preparation for and initial integration of the 3M FSD business, as well as the achievement of the Company’s financial objectives. Mr. Adent had additional objectives related to continued improvements in product quality, progress on the implementation of the Company’s environmental, social and governance (ESG) strategy, phased implementation of the Company’s compliance program and reduction of voluntary employee turnover. In addition to the 3M FSD transaction, the Compensation Committee took into consideration the Company's core revenue growth and Adjusted EBITDA performance in determining Mr. Adent’s annual bonus for fiscal 2023. Additionally, manufacturing issues at 3M, which is supplying certain products to the Company for the 3M FSD business under a number of transition agreements, resulted in product backorders and hampered the attainment of financial objectives for the 3M FSD business in the first nine months of Company ownership. Mr. Adent and other Company executives addressed these issues with 3M and made significant progress mitigating them. In addition to his objectives related to the 3M FSD transaction and financial metrics, Mr. Adent largely achieved objectives in continuing the implementation of the Company’s ESG strategy, the improvement of product quality and the reduction of voluntary employee turnover. The Compensation Committee, after taking the above into account, determined that Mr. Adent had continued to provide strong, effective and proactive leadership during the year, and awarded Mr. Adent 85% of his targeted bonus opportunity.

The fiscal 2023 bonus opportunity for Mr. Jones was primarily based on the successful closing of the 3M FSD transaction and the preparation for and initial integration of the 3M FSD business, as well as the achievement of the Company’s financial objectives. Additional objectives for Mr. Jones included improvements in manufacturing and supply chain, and shared objectives in improving product quality and compliance. Significant efforts were expended to ensure a successful closing of the 3M FSD transaction and Mr. Jones’ leadership was instrumental in driving the initial integration of the business. The Company had significant improvements in product quality and, based on his performance and the achievement of his objectives in fiscal 2023, the Committee awarded Mr. Jones 85% of his bonus opportunity.

Dr. Lilly's fiscal 2023 bonus opportunity was primarily based on the successful closing of the 3M FSD transaction and the preparation for and initial integration of the 3M FSD business. In his role leading the Company’s international and agrigenomics businesses, Dr. Lilly had additional objectives tied to the achievement of financial metrics, capacity enhancements, operational improvements and new product introductions. Significant efforts were expended in fiscal 2023 on the successful closing of the 3M FSD transaction and initial integration of the business internationally, including the creation of the proper legal entities, the successful absorption of the conveying employees, the hiring of additional international senior leadership roles, and the alignment of the legacy and newly acquired sales and marketing teams and strategies. Additional work was completed to prepare the organization to exit certain transition service agreements between 3M and the Company. Capacity improvements and automation, designed to increase efficiency, were also completed in the genomics business during the year. Based on his operations’ financial performance, and his efforts in the successful integration of both the 3M FSD international business and a recently acquired genomics business, Dr. Lilly was awarded 107% of his bonus opportunity.

Mr. Quinlan’s bonus opportunity for fiscal 2023 was tied primarily to the successful closing of and initial accounting for the 3M FSD transaction, including the opening balance sheet and purchase price allocation, as well as the achievement of financial objectives for the overall Company. In addition, Mr. Quinlan had shared objectives with the leadership team on continued progress on the Company’s ESG strategy. Mr. Quinlan announced his retirement from his role as Chief Financial Officer, effective at the end of the Company’s second quarter of fiscal 2023, and remained with the Company through the end of fiscal 2023 to ensure a smooth transition for his successor, Mr. Naemura, and to transition the Company’s investor relations function. Based on achievement of his goals while in his role in fiscal 2023, Mr. Quinlan was awarded 63% of his targeted bonus.

Dr. Rocklin’s bonus opportunity was primarily based on the successful closing of the 3M FSD transaction and initial integration of the 3M FSD business, as well as the achievement of the Company's financial objectives. Dr. Rocklin had additional objectives of aligning corporate governance policies, documents and processes with the Company’s structure, the implementation of a phased compliance program across the Company and the development of an intellectual property strategy and training curriculum for the organization. She also had shared objectives for the overall Company's financial metrics and the continued rollout of the Company’s ESG strategy. Significant progress was made on the revision of governance policies and processes, the creation of the corporate intellectual property strategy and the implementation of the Company’s compliance program. Based on the overall assessment of progress made on her objectives, Dr. Rocklin was awarded 85% of her bonus opportunity.

Long-Term Incentive Compensation

The objectives of the long-term incentive portion of the compensation package are to:

•
Align the personal and financial interests of management and other employees with shareholder interests;
•
Balance short-term decision-making with a focus on improving shareholder value over the long term;
•
Provide a means to attract, reward and retain a skilled management team; and
•
Provide the opportunity to increase ownership interest in the Company.

The primary long-term incentive mechanism at the Company has historically been stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. During fiscal 2021, the Company also began to award restricted stock units (“RSUs”) as an additional vehicle for long-term incentive compensation for Company employees. Stock options and RSUs are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable the Company to compete for the services of new employees in a competitive market. The Company believes that stock options and RSUs are appropriate means to incentivize the achievement of long-term objectives.

The stock option and RSU programs are designed to deliver competitive long-term awards while incurring reasonable levels of expense and shareholder dilution. It is the Company’s view that grants of stock options and RSUs represent appropriate uses of corporate resources and are effective methods for the Company to achieve its long-term compensation element objectives.

In general, stock options granted to employees are incentive options with seven year lives that vest 33% per year beginning with the year following the initial year of grant. Prior to fiscal year 2022, stock options granted had five year lives and vested 20% per year. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. The non-qualified options retain the same vesting and life provisions as incentive options. Directors are granted non-qualified stock options, with seven year terms and vesting of 33% per year for each of the three years following the year of grant. In all cases, grant prices are equal to the closing price on the day of the grant. The Company does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. RSUs granted to employees have three -year vesting periods, with 33% of the units vesting each year beginning with the first anniversary date of the grant. The RSU is priced at the closing stock price on the date of the grant. Non-employee directors are also granted RSUs, with three year lives, which vest 33% per year for each of the three years beginning on the first anniversary date of the grant. The Company’s practice has been to make an annual award of option grants or RSUs to a select group of employees as well as occasional hire-on awards to select new hires.

Annual stock option and RSU grants are made at the discretion of the Compensation Committee, with the exception of non-employee Director awards that are granted annually on election or continuation of an existing term. Management makes recommendations to the Compensation Committee as to the stock option and RSU award levels. The determination with respect to the option or RSU award to be granted to any particular participant is ultimately subjective in nature. While no specific or absolute performance measures are applied, factors considered in determining the option or RSU award to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to the Company’s past and future success, historic grants, retention concerns and, in the aggregate, share availability under the plan, overall Company expense and shareholder dilution from awards. Management provides the Compensation Committee information on grants made in the past three years and the accumulated value of all stock option and RSU awards outstanding to each executive officer. During fiscal 2023, there was one grant of stock options and RSUs for NEOs; the annual recurring grant issued in October 2022.

The Company maintains two equity-based long-term incentive plans that have been previously approved by shareholders—the Neogen Corporation 2015 Omnibus Incentive Plan ( “2015 Plan”) and the 2018 Plan. Fiscal 2023 stock option and RSU grants were made under the 2018 Plan. If the 2023 Plan is approved at the 2023 Annual Meeting of Shareholders, future awards of equity or equity rights will be granted under the 2023 Plan and no further awards will be made under the 2018 Plan. In any event, no further awards can be made under the 2015 Plan.

The table below shows the amounts of the fiscal 2023 stock option grants to each of the NEOs.

Name	Number of Options Granted	Compensation Cost Recognized for Option Grants (1) (2)
John E. Adent	625,001	$2,800,000
Douglas E. Jones	165,105	739,670
Jason W. Lilly, Ph.D.	41,965	188,004
David H. Naemura	172,413	900,000
Steven J. Quinlan (3)	—	—
Amy M. Rocklin	120,537	540,000

(1)
Represents the aggregate grant date fair value of each stock option granted in fiscal 2023, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.
(2)
The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the table below.
(3)
Note that in fiscal 2023, Mr. Quinlan announced his retirement, and was therefore not awarded any options.

Black-Scholes Model Assumptions (1)	2023	2022	2021	2020	2019
Risk-free interest rate	3.3%	0.4%	0.2%	1.9%	2.6%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	34.0%	32.8%	31.3%	29.4%	27.0%
Expected option life	4.5 years	3.12 years	3.25 years	3.5 years	3.5 years

(1)
The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

The table below shows the amounts of the fiscal 2023 RSU grants to each of the NEOs.

Name	Number of RSUs Granted	Compensation Cost Recognized for RSU Grants (1)
John E. Adent	90,361	$1,200,000
Douglas E. Jones	37,133	493,126
Jason W. Lilly, Ph.D.	14,157	188,004
David H. Naemura	38,735	600,000
Steven J. Quinlan (2)	—	—
Amy M. Rocklin	27,108	360,000

(1)
Compensation cost is calculated as the closing market price on each of the grant dates ($13.28 on October 6, 2022, and $15.49 on November 29, 2022) multiplied by the number of restricted shares granted. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period.
(2)
In fiscal 2023, Mr. Quinlan announced his retirement, and was therefore not awarded any RSUs.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, the Company matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan vest immediately.

Health and Welfare Benefits Plans: Benefits such as medical, dental, vision, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits are included in the “All Other Compensation” column of the Summary Compensation Table, and consist primarily of Company matching contributions to the 401(k) Plan and the value of Company paid group term life insurance.

Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Company stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of the Company. The ESPP purchases stock bi-annually for participants through a third party plan administrator. Each of the NEOs is currently eligible to purchase shares through the ESPP.

Executive and Non-Employee Director Stock Ownership Requirements

The Company has stock ownership requirements in place for all corporate officers, including the NEOs and Directors. This reflects the Company’s belief that all senior executives and Directors should have meaningful share ownership positions in the Company to reinforce the alignment of management and shareholder interests. The Compensation Committee periodically reviews the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned
Non-Employee Directors	5 times annual cash fees paid
Chief Executive Officer	5 times annual base salary
Corporate Officers	2 times annual base salary

For purposes of the ownership requirements, stock owned includes shares owned outright, including 401(k) Plan shares, but does not include unexercised stock options or unvested RSUs. Executives and non-employee directors that have not met the ownership requirements, are prohibited from selling more than 25% of their vested shares.

Chief Executive Officer Compensation

John Adent has been the President and Chief Executive Officer of the Company since 2017. His base salary in fiscal 2023 was adjusted on January 1, 2023, from $487,000 to $750,000, largely to reflect the increased size and complexity of the Company following the completion of the 3M FSD transaction. His target bonus opportunity was $750,000, based primarily on the successful closing of the 3M FSD transaction and initial integration of the business, as well as the achievement of certain financial objectives, and other strategic and operational goals. In addition to base salary and bonus opportunity, Mr. Adent was awarded 625,001 stock options and 90,361 RSUs in fiscal 2023, valued at $4,000,000 at the respective grant dates.

In determining the amount of Mr. Adent’s annual bonus for fiscal 2023, the Compensation Committee took into consideration the closing of the 3M FSD transaction and largely successful initial integration, the Company’s core revenue growth over fiscal 2022, improved gross margins, and the Board’s assessment of the level of attainment of Mr. Adent’s other fiscal 2023 goals, which included continued improvement in product quality, phased implementation of the Company’s compliance program, reduction in voluntary employee turnover and ongoing progress on the Company’s ESG strategy. Based on the above, the Committee awarded him 85% of his targeted bonus opportunity for the year.

Tax and Accounting Implications

Section 162(m) of the Code provides that annual compensation in excess of $1 million paid to a “covered employee” (which generally includes the chief executive officer, chief financial officer and certain other current or former named executive officers) is not deductible by the company for federal income tax purposes. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Compensation Committee reserves the right to compensate Company executives in amounts deemed appropriate and competitive, regardless of whether such compensation is deductible for federal income tax purposes. Section 162(m) of the Code is expected to prevent the Company from deducting a portion of the compensation paid to the Company’s NEOs in 2023.

Section 409A of the Code provides that amounts deferred under non-qualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to additional taxes, penalties and interest, unless certain requirements are complied with. The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the Code is reduced (but not below zero) by the amount of the excess parachute payments.

The employment arrangements with the Company’s NEOs and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. The Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Darci L. Vetter (Chair)

William T. Boehm

Jeffrey D. Capello

Raphael A Rodriguez

Catherine E. Woteki

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of compensation paid to the Company’s named executive officers (principal executive officer, principal financial officer and the three other most highly compensated executive officers) (the “NEOs”) for fiscal years 2023, 2022 and 2021.

Summary Compensation Table for Fiscal Years 2023, 2022, and 2021

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	All Other Compensation (2)	Total
John E. Adent	2023	$671,100	$637,500	$1,200,000	$2,800,000	$16,574	5,325,174
President & Chief Executive Officer	2022	477,798	900,000	925,689	1,999,858	12,082	4,315,427
	2021	459,173	378,000	480,832	1,181,786	7,255	2,507,046
Douglas E. Jones (3)	2023	456,000	252,450	493,126	739,670	966	1,942,212
Chief Operating Officer	2022	357,924	330,000	279,999	381,491	4,232	1,353,646
	2021	277,531	120,000	95,962	151,941	3,266	648,700
Jason W. Lilly, Ph.D.	2023	301,000	132,500	188,004	188,004	13,298	822,806
Vice President, Americas	2022	274,685	191,388	385,019	352,225	10,919	1,214,236
& Australia/New Zealand	2021	234,734	99,932	200,461	211,033	5,586	751,746
David H. Naemura (4)	2023	228,846	250,000	600,000	900,000	297	1,979,143
Chief Financial Officer
Steven J. Quinlan (5)	2023	317,000	100,000	—	—	14,385	431,385
Vice President, Finance	2022	310,971	280,000	385,988	527,276	11,880	1,516,115
	2021	274,519	100,000	192,265	303,882	6,816	877,482
Amy M. Rocklin (6)	2023	380,500	182,750	360,000	540,000	966	1,464,216
Chief Legal &	2022	255,481	21,000	140,011	185,696	759	602,948
Compliance Officer	2021	43,269	—	—	—	—	43,269

(1)
Calculations use grant-date fair value based on Codification Topic 718 for stock option and RSU grants for the 2023, 2022 and 2021 fiscal years. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”
(2)
Includes 401(k) Plan matching contributions and value of group term life insurance.
(3)
Mr. Jones joined the Company in August 2020.
(4)
Mr. Naemura joined the Company in November 2022.
(5)
Mr. Quinlan retired from his role as Chief Financial Officer in November 2022.
(6)
Dr. Rocklin joined the Company in March 2021.

The following table sets forth the fiscal 2023 compensation cost recognized for fiscal 2023 equity-based awards and compensation cost recognized for equity-based awards granted in prior years:

Option and RSU Awards

Name	2023	2022	2021	2020	2019	Total
John E. Adent	$799,527	$544,440	$337,445	$295,104	$283,175	$2,259,690
Douglas E. Jones	268,513	125,885	50,314	—	—	444,712
Jason W. Lilly, Ph.D.	75,173	139,902	83,517	108,205	94,392	501,187
David H. Naemura	231,142	—	—	—	—	231,142
Steven J. Quinlan	—	172,384	100,698	131,157	113,270	517,508
Amy M. Rocklin	179,911	61,742	—	—	—	241,653

The following table indicates the “mix” of total direct compensation for the NEOs in fiscal 2023 based on salary, total bonus payment and the Codification Topic 718 compensation expense of fiscal 2023 equity-based awards:

Name	Salary	Annual Bonus	Equity Based Awards (1)
John E. Adent	$750,000	$637,500	$4,000,000
Douglas E. Jones	495,000	252,450	1,232,796
Jason W. Lilly, Ph.D.	310,000	132,500	376,008
David H. Naemura	500,000	250,000	1,500,000
Steven J. Quinlan	317,000	100,000	—
Amy M. Rocklin	430,000	182,750	900,000

(1)
Calculations use grant-date fair value based on Codification Topic 718 for fiscal 2023 equity-based awards. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards in the 2023 Fiscal Year

The following table sets forth additional information regarding the option awards granted to the NEOs in the year ended May 31, 2023, that are, in combination with the RSU award totals, disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Grant-date Fair Value of Option Awards (3)
John E. Adent	10/6/2022	625,001	$13.28	$2,800,000
Douglas E. Jones	10/6/2022	165,105	13.28	739,670
Jason W. Lilly, Ph.D.	10/6/2022	41,965	13.28	188,004
David H. Naemura	11/28/2022	172,413	15.49	900,000
Steven J. Quinlan	10/6/2022	—	—	—
Amy M. Rocklin	10/6/2022	120,537	13.28	540,000

(1)
Represents the date the grants were made.
(2)
In accordance with the terms of the 2018 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a seven-year term and generally become exercisable as to 33% of the shares on each of the three anniversary dates of the grant.
(3)
Represents grant-date value based on Codification Topic 718 for the option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

The following table sets forth additional information regarding the restricted stock units (“RSUs”) granted to the NEOs in the year ended May 31, 2023, that are, in combination with the stock option awards, disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Shares or Units	Grant-date Fair Value of RSU Awards (2)
John E. Adent	10/6/2022	90,361	$1,200,000
Douglas E. Jones	10/6/2022	37,133	493,126
Jason W. Lilly, Ph.D.	10/6/2022	14,157	188,004
David H. Naemura	11/28/2022	38,735	600,000
Steven J. Quinlan	10/6/2022	—	—
Amy M. Rocklin	10/6/2022	27,108	360,000

(1)
Represents the dates the grants were made.
(2)
In accordance with the terms of the 2018 Plan, these RSUs were granted at 100% of the closing market price on the day of the grant. The RSUs have three-year lives and vest in equal annual 33% installments on each of the three anniversary dates of the grant.
(3)
Represents grant-date value based on Codification Topic 718 for the RSU grants.

Outstanding Equity Awards at May 31, 2023

The following table sets forth information regarding unexercised options that were held by the NEOs at May 31, 2023.

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
John E. Adent	11/1/2018	72,000	36,000	31.35	12/1/2023
President & Chief Executive Officer	10/11/2019	72,000	72,000	31.95	11/11/2024
	10/6/2020	61,502	92,252	34.15	11/6/2025
	10/12/2021	30,070	120,282	40.85	11/12/2026
	4/25/2022	17,178	68,712	28.40	5/25/2027
	10/6/2022	—	625,001	13.28	10/6/2029
		252,750	1,014,247

Douglas E. Jones	10/6/2020	7,908	11,860	34.15	11/6/2025
Chief Operating Officer	10/12/2021	4,943	19,774	40.85	11/12/2026
	4/25/2022	4,417	17,669	28.40	5/25/2027
	10/6/2022	—	165,105	13.28	10/6/2029
		17,268	214,408

Jason W. Lilly, Ph.D.	11/1/2018	23,364	12,000	31.35	12/1/2023
Vice President, Americas	10/11/2019	26,400	26,400	31.95	11/11/2024
& Australia/New Zealand	10/6/2020	10,982	16,474	34.15	11/6/2025
	10/12/2021	4,840	19,362	40.85	11/12/2026
	4/25/2022	3,681	14,724	28.40	5/25/2027
	10/6/2022	—	41,965	13.28	10/6/2029
		69,267	130,925

David H. Naemura	11/28/2022	—	172,413	15.49	11/28/2029
Chief Financial Officer

Steven J. Quinlan	11/01/2018	57,600	14,400	31.35	12/1/2023
Vice President, Finance	10/11/2019	48,000	32,000	31.95	11/11/2024
	10/6/2020	15,814	23,722	34.15	11/6/2025
	10/12/2021	6,982	27,930	40.85	11/12/2026
	4/25/2022	5,889	23,559	28.40	5/25/2027
		134,285	121,611

Amy M. Rocklin	10/12/2021	1,853	7,416	40.85	11/12/2026
Chief Legal & Compliance Officer	4/25/2022	2,944	11,780	28.40	5/25/2027
	10/6/2022	—	120,537	13.28	10/6/2029
		4,797	139,733

(1)
For awards granted in fiscal years 2019 through 2022, vesting schedules for Incentive Stock and Non-Qualified Options are 20% of the shares on each of the first five anniversary dates of the grant. For awards granted in fiscal year 2023, vesting schedules for Incentive Stock and Non-Qualified Options are 33% of the shares on each of the first three anniversary dates of the grant.

The following table sets forth information regarding outstanding RSU awards held by the NEOs at May 31, 2023.

Name	Grant Date (1)	Number of Shares of Stock that have not Vested	Market Value of Shares of Stock that have not Vested (2)
John E. Adent	10/6/2020	8,448	$147,756
President & Chief Executive Officer	10/12/2021	12,254	214,322
	4/25/2022	8,451	147,808
	10/6/2022	90,361	1,580,414
			2,090,300

Douglas E. Jones	10/6/2020	1,686	29,488
Chief Operating Officer	10/12/2021	3,134	54,814
	4/25/2022	3,380	59,116
	10/6/2022	37,133	649,456
			792,874

Jason W. Lilly, Ph.D.	10/6/2020	3,522	61,600
Vice President, Americas	10/12/2021	4,603	80,506
& Australia/New Zealand	4/25/2022	4,226	73,913
	10/6/2022	14,157	247,606
			463,625

David H. Naemura	11/28/2022	38,735	677,475
Chief Financial Officer

Steven J. Quinlan	10/6/2020	3,378	59,081
Vice President, Finance	10/12/2021	4,426	77,411
	4/25/2022	4,508	78,845
			215,337

Amy M. Rocklin	10/12/2021	1,176	20,568
Chief Legal & Compliance Officer	4/25/2022	2,254	39,422
	10/6/2022	27,108	474,119
			534,110

(1)
For awards granted in fiscal years 2021 and 2022, vesting schedules for Restricted Stock Units are 20% of the grant annually on each of the first five anniversary dates of the grant. For awards granted in fiscal year 2023, vesting schedules for Restricted Stock Units are 33% of the grant annually on each of the first three anniversary dates of the grant.
(2)
Based upon the closing price of our Common Stock on May 31, 2023, of $17.49.

Option Exercises and Stock Vested in 2023 Fiscal Year

This table sets forth information with respect to restricted stock units vested of the NEOs that vested during fiscal 2023. No options were exercised during fiscal year 2023.

Name	Number of Shares Vested	Value Realized on Vesting(1)
John E. Adent	7,991	$110,247
Douglas E. Jones	2,190	31,212
Jason W. Lilly, Ph.D.	3,380	47,362
David H. Naemura	—	—
Steven J. Quinlan	3,358	47,363
Amy M. Rocklin	856	13,033

(1)
Represents the price of the Common Stock at the time of vesting on the vesting date.

Pension Benefits

The Company sponsors no defined benefit plans, therefore, none of the NEOs participates in a defined benefit plan sponsored by the Company.

Potential Payments upon Termination or Change-in-Control

The Company does not provide employment, severance or change-in-control agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

PAY VERSUS PERFORMANCE

The following tables provide additional compensation information regarding our NEO's, prepared in accordance with the SEC's pay versus performance disclosure regulations for fiscal years 2023, 2022 and 2021.

Pay Versus Performance (PVP) Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid (CAP) to PEO(1)	Average SCT Total for Non-PEO NEOs(2)	Average CAP to Non-PEO NEOs(3)	Neogen TSR	S&P MidCap 400 Health Care Index TSR	Net Income (in millions)	Adjusted EBITDA (Company Selected Measure) (in millions)
2023	$5,325,174	$4,853,105	$1,327,952	$1,251,767	$49.1	$105.5	$(20.9)	$205.1
2022	4,315,427	2,315,621	1,220,774	727,779	74.3	110.8	48.3	115.4
2021	2,507,046	4,575,029	714,856	1,226,880	129.6	129.8	60.9	104.2
(1)
Amounts reported reflect CAP for Mr. Adent, as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adent during the applicable year. The adjustments below were made to Mr. Adent’s total compensation for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K.

CEO SCT Total to CAP Reconciliation

Year	SCT Total	Reported Value of Equity Awards	Equity Award Adjustments(a)	Compensation Actually Paid
2023	$5,325,174	$4,000,000	$3,527,931	$4,853,105
2022	4,315,427	2,925,547	925,741	2,315,621
2021	2,507,046	1,662,618	3,730,601	4,575,029
a)
The following table details the amounts deducted or added in calculating the equity award adjustments for our CEO, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

CEO Equity Component of CAP

Year	Awards Granted During Current Fiscal Year and Unvested at End of Year	Awards Granted in Prior Fiscal Year(s) and Unvested at End of Year	Awards Granted in Prior Fiscal Year(s) and Vested During Current Fiscal Year	Equity Adjustment Included in CAP
2023	$5,647,124	$(1,100,298)	$(1,018,895)	$3,527,931
2022	2,731,035	(1,731,231)	(74,063)	925,741
2021	2,658,177	1,029,084	43,340	3,730,601

(2) Reflects the average amount reported in the “Total” column of the Summary Compensation Table for our other NEOs as a group (excluding Mr. Adent) for each corresponding year. The names of each of the other NEOs (excluding Mr. Adent) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Mr. Jones, Dr. Lilly, Mr. Naemura, Mr. Quinlan and Dr. Rocklin; and (ii) for 2022 and 2021, Mr. Quinlan, Mr. Jones, Dr. Lilly and Mr. Hagedorn.

(3) Amounts reported reflect CAP for the other NEOs as a group (excluding Mr. Adent), as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts do not reflect an average of the actual amount of compensation earned by or paid to the other NEOs as a group (excluding Mr. Adent) during the applicable year. The adjustments below were made for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K.

Average Other NEOs SCT Total to CAP Reconciliation

Year	SCT Total	Reported Value of Equity Awards	Equity Award Adjustments(a)	Compensation Actually Paid
2023	$1,327,952	$776,244	$725,576	$1,251,767
2022	1,220,774	673,894	180,899	727,779
2021	714,856	342,362	854,386	1,226,880
a)
The following table details the amounts deducted or added in calculating the equity award adjustments for our CEO, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

Average Other NEOs Equity Component of CAP

Year	Awards Granted During Current Fiscal Year and Unvested at End of Year	Awards Granted in Prior Fiscal Year(s) and Unvested at End of Year	Awards Granted in Prior Fiscal Year(s) and Vested During Current Fiscal Year	Equity Adjustment Included in CAP
2023	$1,060,429	$(224,528)	$(110,326)	$725,576
2022	617,287	(408,559)	(27,828)	180,899
2021	530,239	296,954	27,193	854,386

List of Most Important Measures

The four items listed below represent the most important metrics used to determine CAP for 2023 as further described in our Compensation Discussion & Analysis (CD&A) within the sections titled “Discretionary Annual Bonus” and “Long-Term Incentive Compensation:”

Performance Measure
Revenue
Core Revenue Growth
Gross Margin
Adjusted EBITDA

Description of the CAP and Performance Relationship

1. Total Shareholder Return (TSR): Neogen versus S&P 400 Health Care

The graph below assumes an initial investment of $100 on May 31, 2020, in Neogen common stock and the S&P MidCap 400 Health Care Index, and assumes dividends, if any, were reinvested. As shown in the graph, Neogen’s TSR was in line with the S&P MidCap 400 Health Care Index in 2021 and lower in 2022 and 2023. The companies included in the S&P MidCap 400 Health Care Index are not the same as those used in our compensation benchmarking.

2. Compensation Actually Paid (CAP) versus Neogen TSR

The graph below compares Neogen’s Total Shareholder Return (TSR) to the CEO’s and Other NEOs’ Compensation Actually Paid (CAP) for the three fiscal years beginning with 2021. As shown in the graph, the CAP to the CEO and Other NEOs declined with the Company’s TSR in 2022 before increasing in 2023, primarily reflecting the completion of the merger with the former 3M Food Safety Division and the resulting increase in size and complexity of the Company.

3. CAP versus Net Income

The graph below compares Neogen’s net income to the CEO’s and Other NEOs’ Compensation Actually Paid (CAP) for the three fiscal years beginning with 2021. Net income declined in 2022 and 2023, primarily as a result of transaction costs, the amortization of acquired intangibles and interest expense incurred on debt related to the merger with the former 3M Food Safety Division, while CAP to the CEO and Other NEOs has varied by year. Neogen does not use net income as a metric in the determination of executive compensation.

4. CAP versus Adjusted EBITDA (Company Selected Measure)

The graph below compares Neogen’s Adjusted EBITDA to the CEO’s and Other NEOs’ Compensation Actually Paid (CAP) for the three fiscal years beginning with 2021. Management defines Adjusted EBITDA as EBITDA, adjusted for share-based compensation, certain transaction fees and expenses and other non-recurring charges. Adjusted EBITDA increased each year, most notably in 2023 due to the merger with the former 3M Food Safety Division, while CAP to the CEO and Other NEOs has varied by year. While the Company uses other financial and non-financial performance measures in its compensation programs, Neogen has determined that Adjusted EBITDA is the most important performance measure used to link CAP to the CEO and Other NEOs in 2023 to the performance of the Company.

CEO PAY RATIO

In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO. Mr. Adent has been the CEO of the Company since 2017, and served as CEO on May 31, 2023, the determination date of the median employee compensation.

The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table in this Proxy. We annualized the total compensation for any employee on the payroll at May 31, 2023, who was not employed for all of fiscal 2023. We then ranked all of our employees (except for Mr. Adent) in terms of total compensation from highest to lowest, and identified the employee that ranked as the median. Following this methodology, the components of our pay ratio disclosure for fiscal 2023 were reasonably estimated as follows:

• The median of the total annual compensation for all of our employees, excluding Mr. Adent, was $45,291;

• Mr. Adent’s total compensation was $5,325,174;

• The ratio of Mr. Adent’s compensation to the compensation of the median employee was 118:1.

The Pay Ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the ratio reported by other companies.

COMPENSATION OF DIRECTORS

This table sets forth information regarding compensation paid during fiscal 2023 to Directors who were not employees.

Name	Fees Earned or Paid in Cash	Equity-Based Awards (1)	Total
William T. Boehm, Ph.D.	$70,000	$165,000	$235,000
James C. Borel	97,500	165,000	262,500
Jeffrey D. Capello	36,250	165,000	201,250
Ronald D. Green, Ph.D.	66,250	165,000	231,250
Aashima Gupta	35,000	165,000	200,000
Raphael A. Rodriguez	60,000	165,000	225,000
James P. Tobin	67,500	165,000	232,500
Darci L. Vetter	66,250	165,000	231,250
Catherine E. Woteki, Ph.D.	60,000	165,000	225,000

(1)
Calculations use grant-date fair value based on Codification Topic 718 for the fiscal 2023 equity-based grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions for the option grants, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

The following table sets forth the fiscal 2023 compensation cost recognized for fiscal 2023 equity-based awards to directors and compensation cost recognized for equity-based awards granted in prior years.

Option and RSU Awards

Name	2023	2022	2021	2020	Total
William T. Boehm, Ph.D.	$32,987	$19,651	$20,796	$5,616	$79,050
James C. Borel	32,987	19,651	20,796	5,616	79,050
Jeffrey D. Capello	32,987	—	—	—	32,987
Ronald D. Green, Ph.D.	32,987	19,651	20,796	5,616	79,050
Aashima Gupta	32,987	—	—	—	32,987
Raphael A. Rodriguez	32,987	19,651	20,796	—	73,434
James P. Tobin	32,987	19,651	20,796	5,616	79,050
Darci L. Vetter	32,987	19,651	20,796	5,616	79,050
Catherine E. Woteki, Ph.D.	32,987	19,651	20,796	—	73,434

The grant-date fair value of the stock option and RSU awards granted in fiscal 2023, the compensation cost recognized for fiscal 2023 grants, and outstanding equity awards at May 31, 2023, were:

	Grant Date Fair Value based on Codification	Compensation Cost Recognized	Outstanding at May 31, 2023
Name	Topic 718 for 2023 Grants	for 2023 Grants	RSU Awards	Option Awards
William T. Boehm, Ph.D.	$165,000	$32,987	6,968	66,667
James C. Borel	165,000	32,987	6,968	58,501
Jeffrey D. Capello	165,000	32,987	6,212	18,416
Ronald D. Green, Ph.D.	165,000	32,987	6,968	62,947
Aashima Gupta	165,000	32,987	6,212	18,416
Raphael A. Rodriguez	165,000	32,987	6,968	25,167
James P. Tobin	165,000	32,987	6,968	58,501
Darci L. Vetter	165,000	32,987	6,968	50,501
Catherine E. Woteki, Ph.D.	165,000	32,987	6,968	25,167

Due to the completion of the 3M Food Safety transaction, Board compensation was adjusted to reflect the increased size and complexity of the business. Directors receive an annual retainer of $55,000 (paid quarterly), with the Chair of the Board paid an additional $55,000. Members of the Governance, Compensation and Innovation, Science and Technology committees are paid $7,500 annually, while members of the Audit Committee receive $10,000 annually. The Chair of the Governance, Compensation and Innovation, Science and Technology committees are paid an additional $7,500 annually, while the Chair of the Audit Committee is paid an additional $10,000 annually. Board members receive an additional $165,000 in equity-based compensation, split equally between non-qualified options to purchase Company stock, with three-year vesting and seven-year lives, and restricted stock units, with three-year vesting. These awards are granted on the date of election to, or commencement of annual service on, the Board.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of the Company. The Audit Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the consolidated financial statements and an audit of management’s assessment of internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee also approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Audit Committee met and held discussions with management and BDO, the Company’s independent registered public accounting firm, throughout the year and regularly reported the results of its activities to the Board. Specifically, the following were completed:

•
Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2023, with the Company’s management;
•
Discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
Received written disclosures and letter from BDO as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning their independence and discussed with BDO its independence.

Based on the above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s fiscal year 2023 Annual Report on Form 10-K for filing with the SEC and the Company’s 2023 Annual Report to shareholders.

Submitted by:

William T. Boehm, Ph.D. (Chair)

James C. Borel

Jeffrey D. Capello

James P. Tobin

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2024 Annual Meeting

Shareholder proposals intended to be presented at the 2024 Annual Meeting of shareholders and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices at 620 Lesher Place, Lansing, Michigan 48912 for consideration no later than May 18, 2024 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, proposals of shareholders intended to be submitted to a formal vote (other than proposals to be included in our proxy statement) at the 2024 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the anniversary of the preceding year’s annual meeting; provided, however that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date or if the Company has not previously held an annual meeting, notice by the shareholder to be timely must be given no earlier than 90 days prior to such annual meeting and no later than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain certain information as specified in our Bylaws. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, to the extent applicable. Assuming that our 2024 Annual Meeting is not advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2023 Annual Meeting, we must receive notice of an intention to introduce a nomination or other item of business at the 2024 Annual Meeting after July 27, 2024, and no later than August 26, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and beneficial owners of more than 10% of the Company’s common stock, among others, to file reports with respect to changes in their ownership of common stock. During fiscal 2023, based solely on review of the insiders' forms filed with the SEC during the fiscal year and written representations made by the directors and executive officers, none of the directors, executive officers and 10% shareholders of the Company failed to comply with the requirements of Section 16(a), except for the exceptions listed. There was a late Form 4 filed on behalf of Douglas Jones and James Borel. Both were to report the purchase of common stock.

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the Annual Meeting. If any additional matter(s) should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter(s).

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 25, 2023. See http://www.neogen.com/en/investor-information for a copy of the 2023 proxy statement and Annual Report.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a Proxy Statement or the Annual Report on Form 10-K for the fiscal year ended May 31, 2023, to Shareholders for fiscal 2023 either now or in the future, please contact your bank, broker or other nominee.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board,

Amy M. Rocklin

Corporate Secretary

September 18, 2023

Appendix A

NEOGEN CORPORATION

Neogen Corporation 2023 Omnibus Incentive Plan

(Effective , 2023)

1.
Purposes of Plan. The purposes of this Plan are (a) to provide incentives and awards to Employees, Directors and Consultants of the Company and its Affiliates, by encouraging their ownership of Stock and (b) to aid the Company and its Affiliates in retaining such Employees, Directors and Consultants, upon whose efforts the Company’s success and future growth depends, and attracting other such individuals.
2.
Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:
a.
“Affiliate” means, with respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For purposes of clarity, Affiliate shall include all Subsidiaries of the Company.
b.
“Award” means individually or collectively, a grant under this Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or Other Stock and Stock Unit Awards. Each Award shall be evidenced by an Award Agreement containing such terms and conditions as the Committee may approve, but such terms and conditions shall be consistent with any applicable terms and conditions specified in the Plan.
c.
“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.
d.
“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
e.
“Board” or “Board of Directors” means the Board of Directors of the Company.
f.
“Cause” means, unless otherwise set forth in an applicable employment agreement with a Participant, Participant’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in imprisonment of the Participant or any adverse publicity regarding Participant or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding Participant or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company, or (iii) material breach of this Agreement, any other agreement entered into between a Participant and the Company or any Affiliates, or the Company’s policies and procedures as may be implemented from time to time (other than as a result of the Disability of Participant or other factors outside of Participant’s control) after notice and a reasonable opportunity to cure (if such breach can be cured).
g.
“Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
i.
any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the Beneficial Owner, directly or indirectly, of securities of the Company representing 40 percent or more of either

(A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the company); or
ii.
persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or
iii.
if (A) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (B) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (C) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person, or (D) the Company shall sell or otherwise transfer substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Stock beneficially owned by any person to 40 percent or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a share split, share dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

Notwithstanding anything else to the contrary contained in this Section 2(g) to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any 409A Award, a “Change in Control” shall not be deemed to have occurred unless such “Change in Control” is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas. Reg. Section 1.409A-3(i)(5).

h.
“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended, including the rules and regulations promulgated thereunder.
i.
“Committee” means the Compensation and Talent Management Committee of the Board, or any other committee of the Board to the extent designated by resolution of the Board, which committee shall be constituted as provided in Section 3 hereof.
j.
“Company” means Neogen Corporation, or any successor thereto as provided in Article 18 hereof.
k.
“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide services to such entity(other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the Company’s securities).
l.
“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

m.
“Disability” or “Disabled” means with respect to any other Participant, a condition under which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

A Participant shall not be deemed to be Disabled as a result of any condition that:

a)
was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity; or
b)
resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan.

The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require a Participant to submit to an examination by physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however, that a Participant may not be required to undergo a medical examination more often than once each 180 days. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event, the Participant shall be deemed to have recovered from such Disability. Notwithstanding the foregoing, in the event a Participant is employed under a written employment agreement with the Company or one of its Affiliates which agreement includes a definition of “disability,” “disability” shall have the meaning set forth in such agreement; provided, however, to the extent such agreement is silent on any of the determination provisions set forth in this paragraph, such provisions shall apply.

The Committee in its discretion may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award, in which event the definition of “Disability” in Treas. Reg. Section 1.409A.-3(i)(4) shall apply and cannot be changed after the 409A Award is granted.

n.
“Eligible Person” means any Employee, Director or Consultant and includes non-Employees to whom an offer of employment has been or is being extended.
o.
“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
p.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
q.
“Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional share exchange, is admitted to quotation on the Nasdaq National Market or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date; or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day, or if no sale of Shares is reported, the mean between the highest bid and lowest asked price on such trading day, or, if no bid and asking price is reported for such trading day, the reported closing price on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, the Fair Market Value shall be the value of the Shares as determined by the Committee in good faith; provided that such valuation with respect to any Award that the Company intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A- 1(b)(5)(i) (Non-Qualified Options) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg Section 1.409A-1(b)(5)(iv)(B). In the case of an Incentive Stock Option, if the foregoing method of determining fair market value is inconsistent with Section 422 of the Code, then Fair Market Value shall be determined by the Committee in a manner consistent with such Section of the Code and shall mean the value so determined.
r.
“409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.
s.
“Grant Date” means the date on which an Award is made by the Committee or the Board of Directors under this Plan or such later date as may be specified by the Committee or the Board.
t.
“Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Section 6 hereof, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.
u.
“Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Section 6 hereof, which is not intended to be an Incentive Stock Option.
v.
“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
w.
“Option Price” means the exercise price for each Share subject to an Option.
x.
“Optionee” means the holder of an Option.
y.
“Other Stock and Stock Unit Award” means awards of unrestricted Shares, or other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other securities of the Company.
z.
“Outside Director” means a member of the Board who is not an employee of the Company or any Affiliate.
aa.
“Participant” means any Eligible Person who has been granted an Award under the Plan.
bb.
“Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.
cc.
"Performance Measures” means a metric or criteria selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index). Subject to any exceptions noted in Section 9(d) hereof, or any Award Agreement and any exceptions approved by the Committee, each such objective shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company. Performance Measures may vary from performance period to performance period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
dd.
“Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 9 hereof, the value of which is determined by the Fair Market Value of the Stock in a manner deemed appropriate by the Committee and described in the Award Agreement.
ee.
“Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 9 hereof, the value of which is determined, in whole or in part, by the attainment of preestablished goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Award Agreement.
ff.
“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Section 8 hereof.

gg.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9)of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).
hh.
“Plan” means the Neogen Corporation 2018 Omnibus Incentive Plan, as hereafter amended.
ii.
"Related Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted in conjunction with the grant of a Stock Appreciation Right.
jj.
“Restricted Stock” means an Award, designated as Restricted Stock, granted to a Participant pursuant to Section 8 hereof.
kk.
“Restricted Stock Unit” means an Award, designated a Restricted Stock Unit, granted to a Participant pursuant to Section 8 hereof.
ll.
“Retirement” means termination of employment or service by a Participant with the consent of the Committee on or after age 65, or any other definition established by the Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any 409A Award cannot be changed after the Award is granted.
mm.
“Rule 16b-3” means Rule 16b-3 adopted pursuant to Section 16(b)of the Exchange Act.
nn.
“SAR Exercise Price” means the per share exercise price of an SAR granted to a Participant under Section 7 hereof.
oo.
“Secretary” means the officer designated as the Secretary of the Company.
pp.
“Section 16 Person” means a Participant who is subject to Section 16(b) of the Exchange Act with respect to transactions involving Stock.
qq.
“Stock” or “Shares” means the common stock of the Company, $0.16 par value.
rr.
“Stock Appreciation Right” or “SAR” means an Award, designated as a Stock Appreciation Right, granted to a Participant pursuant to Section 7 hereof.
ss.
“Subsidiary” means a subsidiary of the Company within the meaning of Section 424(f)of the Code.
tt.
“Substitute Award” means any Award granted or issued to a Participant in assumption of, or in substitution for, outstanding awards, or the right or obligation to make future awards by a company acquired by the Company or with which the Company combines (by merger, asset acquisition or otherwise).
uu.
“Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding shares of the Company, its parent, or any of their Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3. Administration

a.
The Plan shall be administered by or pursuant to the direction of the Committee, provided that the Board may exercise all of the Committee’s powers, authority and obligations under this Plan (and any Award Agreement) at any time, in whole or in part, in the Board’s discretion. All determinations and interpretations made by the Committee shall be final, conclusive and binding on all persons, including Participants and their legal representatives and beneficiaries. No member of the Committee or the Board shall be liable to any person for any such action taken or determination made in good faith with respect to the Plan or any Award or Award Agreement. Unless the Board determines otherwise, no person shall be appointed to or serve as a member of the Committee unless at the time of such appointment and service he shall be a “non-employee director,” as defined in Rule 16b-3.
b.
The Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, make such determinations and interpretations, and take such other administrative actions as it deems necessary or advisable to the administration of the Plan, any Award or any Award Agreement. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the authority to:
i.
grant Awards and determine the terms and conditions of the Awards;
ii.
determine the Participants to whom and the times at which Awards shall be granted;
iii.
determine all terms and provisions of each Award Agreement, which need not be identical;
iv.
construe and interpret the Award Agreements and the Plan;
v.
establish, amend, or waive rules or regulations for the Plan’s administration;
vi.
accelerate the exercisability of any Award, the end of a performance period or termination of any Period of Restriction;
vii.
establish the rights of Participants with respect to an Award upon termination of employment or service as a Director;
viii.
determine whether, to what extent, and under what circumstances an Award may be settled, forfeited, exchanged or surrendered;
ix.
amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award;
x.
approve form Award Agreements for use under the Plan;
xi.
exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards;
xii.
settle all controversies regarding the Plan and Awards; and
xiii.
make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing, neither the Committee nor the Board shall effect at any time directly or indirectly the repricing of any outstanding Options or SARs, including without limitation a repricing by (i) the cancellation of any outstanding Options or SARs under the Plan and the grant in substitution therefor of new Options, SARs or any other awards under the Plan covering the same or different amount of Shares, or (ii) the cancellation of any outstanding Options or SARs with respect to which the Option Price or SAR Exercise Price is above Fair Market Value in exchange for a cash payment. Further, subject to Section 12 hereof, all Awards shall have a minimum vesting period of one year from the Grant Date; provided that, all awards to up to 5% in the aggregate of the total Shares authorized to be issued under the Plan may have a vesting period of less than one year.

Any dividends and/or dividend equivalents credited in connection with an award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying portion of the award to which such dividends and/or dividend equivalents relate and shall not be paid until that underlying portion of the award vests.

Unless otherwise specified in an Award Agreement, the Company retains the right to cause a forfeiture of any Award, or the gain realized by a Participant in connection therewith, on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or customers of the

Company or its Affiliates, any confidentiality obligation with respect to the Company or its Affiliates, or any other policy of or agreement with the Company or its Affiliates, or as otherwise permitted by applicable laws and regulations, including but not limited to, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated under each respective act.

c. All such actions and determinations shall be made in accordance with the Company’s governing documents and applicable law. Subject to the governing documents of the Company and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of members of the Board and/or officers of the Company for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a similar fashion thereafter.

4. Stock Available.

a.
Reserved Shares. Subject to adjustment as provided in Section 13 hereof, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 20,000,000 Shares. The maximum aggregate number of Shares available under the Plan shall also be the maximum number of Shares in respect to which Incentive Stock Options may be granted under the Plan and there shall be no sublimit on the number of Non-Qualified Options, Stock Appreciation Rights, Performance Shares, Performance Share Units, Restricted Stock, Restricted Stock Units, unrestricted Shares or other awards that may be granted under the Plan.
b.
Accounting for Shares.
i.
Except as provided in this Section 4, any Shares that are subject to an Award of an Option or a Stock Appreciation Right shall be counted against the Share limit above as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the Share limit above as two and five tenths (2.5) Shares for every one (1) Share granted. Awards to be settled only in cash shall not be counted against the Share limit above.
ii.
With respect to Performance Awards which are payable in Shares (whether in whole or in part, as elected by the Participant at the time such Award is settled), the maximum number of Shares shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan, subject to Section 4(b)(v) below.
iii.
Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Awards are settled in Shares; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the aggregate number of Shares available, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting.
iv.
Substitute Awards shall not be counted against the Shares available for granting Awards under this Plan. Shares available under a shareholder approved equity plan acquired in a corporate acquisition or merger (each, a “pre-existing plan”) may be used for post-transaction Awards under this Plan without counting against the Shares reserved in Section 4(a) provided that (i) the number of Shares available for grant is appropriately adjusted to reflect the relative value of the Shares and the shares subject to the acquired entity’s equity plan, (ii) any such Award is not made beyond the period when it could have been granted under the pre-existing plan absent such transaction, and any such Award is not granted to individuals who were employed by the Company or its Affiliates immediately before the closing of such transaction. The provisions of this Section 4(b)(iv) shall be interpreted consistent with the applicable listing requirements.
v.
If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of all or a portion of the Shares subject thereto

(including the settlement of any Performance Awards in cash rather than Shares), then all or a portion, as applicable, of the number of Shares related to such Award shall not be counted against the Share limit above, but shall again be available for making Awards under the Plan.
vi.
Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a share-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (y) Shares delivered to or withheld by the Company or any Affiliate to pay the exercise price or the withholding taxes under an Option or SAR or (z) Shares repurchased on the open market with the proceeds of an Option exercise.

5. Award Eligibility and Limitations.

a. General Rule. Awards under the Plan may be granted to any Eligible Person, provided that only Employees shall be eligible to receive Incentive Stock Options. Awards may be granted to Eligible Persons whether or not they hold or have held Awards previously granted under the Plan or otherwise granted or assumed by the Company. In selecting Eligible Persons for Awards, the Committee may take into consideration any factors it may deem relevant, including its views of the Eligible Person’s present and potential contributions to the success of the Company and its Affiliates.

b. Limitations. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the number of Shares that may be granted in the form of any type of Award under this Plan in a single fiscal year to a Participant may not exceed 1,000,000 Shares, subject to adjustment as provided in Section 13, and excluding any Substitute Awards or other Awards described in Section 4(b)(iv) above. For avoidance of doubt, the maximum limit described in the immediately preceding sentence shall separately apply to Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Stock and Stock Unit Awards under Section 10 below. Further, notwithstanding anything in the Plan to the contrary, the aggregate Fair Market Value on the Grant Date (computed as of such Grant Date in accordance with applicable financial accounting rules) of all Awards granted to any non-employee director of the Company during any single fiscal year shall not exceed $500,000; provided, however, that such limit shall not apply to any election of a non-employee Director to receive an Award in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Shares issuable under the Plan will be Shares of authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market or otherwise.

6. Stock Options.

a.
Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants as shall be determined by the Committee in its discretion; provided, however, ISOs may only be granted to Employees. Subject to Sections 4 and 5 hereof, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.
b.
ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares (determined at the Grant Date) with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan or agreement of the Company or any Affiliate) exceeds $100,000 (or such other amount as may be specified in Section 422 of the Code), such excess Options shall be treated as Non-Qualified Stock Options.
c.
Option Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the terms of the Option, including the Option Price, the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability, or other termination of employment or service, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-Qualified Stock Option, provided that the Options will be deemed Non-Qualified Stock Options in the absence of such specification.
d.
Option Price. The Option Price shall be determined by the Committee subject to the following limitations. In the case of an ISO, the Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date, or in the case of any Optionee who is a Ten Percent Shareholder at the Grant Date, such Option Price shall not be less than 110% of the Fair Market Value of such Stock on the Grant Date. In the case of a NQSO, the Option Price shall not be less than 100% of the Fair Market Value of the Stock on the Grant Date. In no event shall the Option Price of any Option be less than the par value of the Stock.
e.
Duration of Options. Each Option shall expire as set forth in the Award Agreement, provided, however, that no Option shall be exercisable later than the tenth anniversary date of its Grant Date and no ISO which is granted to any Optionee who, at the time such ISO is granted, is a Ten Percent Shareholder, shall be exercisable after the fifth anniversary date from such Grant Date.
f.
Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for all Participants. An Option may not be exercised for a fraction of a Share.
g.
Method of Exercise. In order to exercise an Option, the Optionee shall deliver to the Company a properly executed exercise notice specifying the number of shares of Stock to be purchased, together with cash or a certified or bank cashier’s check payable to the order of the Company in the aggregate amount of the Option Price therefor, provided that the Committee may, in its discretion permit a Participant to satisfy such aggregate Option Price by one or more of the following methods, in each case, to the extent permitted by applicable laws: (i) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the Option Price, (ii) delivery of irrevocable instructions to a stockbroker to sell immediately some or all of the Shares acquired by exercise of the Option and to promptly deliver to the Company an amount of the sale proceeds sufficient to pay the aggregate Option price, (iii) delivery of previously owned Shares having a Fair Market Value on the date of exercise equal to the aggregate purchase price, or (iv) any other form that is consistent with, or permitted by, applicable laws, regulations and rules. An Optionee shall have none of the rights of a shareholder until the date as of which Shares are issued to him. For purposes of payment described in (i) above, the exercise shall be deemed to have occurred on the date the Company receives the exercise notice, accompanied by the stockbroker instructions, unless the Committee determines otherwise.
h.
Limitation on Exercise of Options. Notwithstanding the terms of any Award Agreement to the contrary, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of an Option with respect to any or all Participants (including those whose employment or service has terminated) to the extent that it determines that doing so is required or desirable in order to comply with applicable securities laws, provided that, if any blackout period occurs, the term of the Option shall not expire until the earlier of (i) 30 days after the blackout period ends or (ii) the tenth (10th) anniversary of the Grant Date. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave of absence approved by the Company; provided, further that in the case of an ISO, any such determination satisfies the requirements of Section 422 of the Code.
i.
Termination of Service. Unless otherwise set forth in the Award Agreement, in the event a Participant’s employment or service with the Company and its Affiliates is terminated before exercise of an Option, the following rules shall apply:
i.
Generally. An Option may be exercised after the date of the Participant’s termination of employment or service, as applicable, only to the extent that the Option was vested as of the date of such termination. Any Option not vested at the time of a Participant’s termination of employment or service, as applicable, shall terminate and the Shares underlying such Option shall revert to the Plan and become available for future Awards. A vested Option may not be exercised after the expiration of one of the periods described below in (ii) through (iv) or after the expiration of the Term of such Option as set forth in the Award Agreement.
ii.
Termination upon death or Disability. If a Participant’s employment or service, as applicable, is terminated due to his death or Disability, the Participant (or the Participant’s beneficiary) may exercise the vested portion of a Non-Qualified Stock Option for up to one year after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.
iii.
Termination for Cause. If the Participant’s termination of employment or service, as applicable, is terminated by an Employer for Cause, any outstanding Option (whether vested or unvested) will immediately expire and be forfeited upon such termination.
iv.
Other Terminations. Upon any other termination of employment or service, as applicable, other than for the reasons set forth in sub Sections (ii) or (iii) above or as set forth in Section 12, the Participant may exercise the vested portion of the Option for up to 90 days after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.
j.
Non-transferability of Options.
i.
Subject to Sections 6(j)(ii)and 20(b) hereof, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Subject to Sections 6(j)(ii)and 20(b) hereof, during the lifetime of a Participant, the Option may be exercised only by the Participant or his guardian or legal representative.
ii.
The Committee may grant Non-Qualified Stock Options (with or without tandem SARs) that are transferable during the lifetime of the Participant but only to the extent consistent with applicable laws and registration requirements, provided that (A) no consideration is paid for the transfer and (B) no Options granted to Section 16 Persons may be transferable unless and except to the extent such transferability would not result in the loss of any Rule 16b-3 exemptions for nontransferable Options granted or to be granted under the Plan; provided, that, in the absence of such provisions in the Award Agreement, the Options will be non-transferable except as provided in Section 6(j)(i)hereof. The transferee of an Option shall be subject to all restrictions applicable to the Option prior to its transfer. The Award Agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on Stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

7. Stock Appreciation Rights.

a.
Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants, at the discretion of the Committee, in any of the following forms:
i.
In connection with the grant, and exercisable in lieu, of Options (“Tandem SARs”);
ii.
In connection with, and exercisable in addition to, the grant of Options(“Additive SARs”);
iii.
Independent of the grant of Options(“Freestanding SARs”); or
iv.
In any combination of the foregoing.
b.
Exercise Price. The SAR Exercise Price shall be determined in the sole discretion of the Committee and set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of a Share on the Grant Date. The SAR Exercise Price of a Tandem SAR or an Additive SAR shall be the same as the Option Price of the Related Option.
c.
Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, shall cause a reduction in the number of Shares subject to the Tandem SAR equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised and the Option Price of the Related Option.

d.
Exercise of Additive SARs. Additive SARs shall be deemed to be exercised upon, and in addition to, the exercise of the Related Option. The deemed exercise of Additive SARs shall not reduce the number of Shares with respect to which the Related Option remains unexercised.
e.
Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs.
f.
Other Conditions Applicable to SARs. In no event shall the term of any SAR granted under the Plan exceed ten years from the Grant Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value per Share on the Grant Date in the case of a Freestanding SAR or (ii) the Option Price of the Related Option in the case of either a Tandem SAR or Additive SAR. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.
g.
Payment Upon Exercise of SARs. Subject to the provisions of the Award Agreement, upon the exercise of a SAR, the Participant shall be entitled to receive, without any payment to the Company (other than required tax withholding amounts),an amount equal to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) SAR Exercise Price.

Payment to the Participant shall be made in Shares, valued at the Fair Market Value of the date of exercise, in cash, or a combination thereof, as the Committee may provide in the Award Agreement. To the extent required to satisfy the conditions of Rule 16b-3(e), or as otherwise provided in the Award Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of an SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

h.
Non-transferability of SARs. No SARs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, unless the Committee provides otherwise pursuant to Section 20(b) hereof. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

8. Restricted Stock and Restricted Stock Units.

a.
Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may grant awards of Restricted Stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Participants receiving such awards shall not be required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services and/or until other conditions are satisfied as determined by the Committee in its sole discretion, unless required by applicable law. Any grant of an Award under this Section 8 or the vesting thereof may be further conditioned upon the attainment of Performance Measures established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Awards.
b.
Award Agreement. Each award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the additional terms of the Award, including the Period of Restriction, the conditions which must be satisfied prior to removal of the restriction, the number of Shares granted or relating to such award, and such other provisions as the Committee shall determine.
c.
Transferability. Except as provided in this Section 8, neither the Shares of Restricted Stock or Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of such other conditions as may be specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.
d.
Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Alternatively, the Committee, in its sole discretion, may have Shares of Restricted Stock issued without legend and held by the Secretary until such time that all restrictions are satisfied.
e.
Restricted Stock Certificate Legend. In the event that the Committee elects to legend the certificates representing Restricted Stock, and in addition to any legends placed on certificates pursuant to Section 8(d) hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Neogen Corporation 2023 Omnibus Incentive Plan, effective October 25, 2023, and in any related Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Neogen Corporation.”

f.
Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction and/or upon the satisfaction of other conditions as determined by the Committee in its sole discretion. Once the Shares are released from the restrictions, the Participant shall be entitled to have removed any legend that may have been placed on the certificates representing such Shares pursuant to Sections 8(d) and 8(e) hereof.
g.
Rights of Holders of Shares of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Shares of Restricted Stock shall have the right to vote such Shares and the right to receive any dividends, dividend equivalents or distributions declared or paid with respect to such Shares. Such dividends, dividend equivalents and distributions shall be subject to the same vesting and forfeiture restrictions as apply to the Shares of Restricted Stock to which they relate. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award. If any such dividends, dividend equivalents or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed and the Shares shall bear legends reflecting such restrictions.
h.
Rights of Holders of Restricted Stock Units. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as shareholders of the Company. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the payment of a cash dividend, dividend equivalent or distribution on outstanding Shares, or at any time thereafter, a cash payment for each Restricted Stock Unit held equal to the per-share dividend, which payment would be paid in accordance with rules set forth by the Committee; provided that such dividend, dividend equivalent or distribution is subject to the same vesting and forfeiture restrictions as apply to the Restricted Stock Units. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
i.
Settlement of Restricted Stock Units. Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Committee and set forth in the Award Agreement. The Committee may, in its sole discretion, settle earned Restricted Stock Units in cash, Shares, or a combination of both.
j.
Termination of Service. In the event that a Participant’s employment or service with the Company and its Affiliates is terminated before vesting of any Shares of Restricted Stock or Restricted Stock Units, vesting of such Shares of Shares of Restricted Stock or Restricted Stock Units shall be governed by the terms of the applicable Award Agreement.

9. Performance Awards.

a.
Grant of Performance Awards. Subject to the terms and provisions of the Plan, the Committee may authorize grants of Performance Awards to Participants in the form of either Performance Units or Performance Shares, and such Awards shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms of the Performance Awards, including the number of Performance Units or Performance Shares(subject to Section 13 hereof), the time and manner in which such Award shall be settled, the performance period to which it relates, the applicable Performance Measures, and such other terms and conditions as the Committee determines consistent with the terms of the Plan. Subject to Section 4 and 5 hereof, the Committee shall have complete discretion in determining the size of any Performance Award granted to Participants hereunder. Participants receiving Performance Awards shall not be required to pay the Corporation therefor (except for applicable tax withholding) unless required by applicable law.
b.
Performance Period. The performance period with respect to each Performance Award shall be set forth in the Award Agreement, and may be subject to earlier termination in the event of certain employment or service termination events.
c.
Performance Measures. Each Award Agreement for Performance Awards shall specify the Performance Measures that are to be achieved by the Participant and a formula for determining the settlement amount to be paid (in the form provided in Section 9(e) hereof) if the Performance Measures are achieved. The Committee may establish a pool that will be funded based on the achievement of Performance Measures or a percentage of any of the underlying business criteria. In addition, the Committee may exercise negative discretion to reduce the amount of, or eliminate, a Performance Award that otherwise would be payable pursuant to this Section 9.
d.
Adjustments relating to Performance Measures. The Committee is authorized to exclude one or more of the following items in establishing Performance Measures for Performance Awards: (1) extraordinary items outside the ordinary course of business, including acquisitions, dispositions, restructurings; (2) accounting policy changes required by the U.S. Securities and Exchange Commission or the U.S. Financial Accounting Standards Board; (3) the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, share repurchase, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (4) any other objective criteria established by the Committee.
e.
Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of Performance Award shall be made in cash, Stock, other property or a combination thereof as set forth in the Award Agreement. Payment may be made in a lump sum or installments as prescribed by the Committee.
f.
Non-transferability. Unless the Committee provides otherwise pursuant to Section 20(b) hereof, no Performance Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or personal representative.
g.
Dividends or Dividend Equivalent Rights for Performance Awards. Notwithstanding anything to the foregoing in the Plan, the right to receive dividends, dividend equivalent rights, or distributions with respect to a Performance Award shall only be earned by a Participant if and to the extent that the underlying Performance Award is earned by the Participant, and shall be paid in the same time and manner as the underlying Performance Award. For the avoidance of doubt, dividends, dividend equivalent rights, and distributions shall not be made with respect to any Performance Award that has not been earned and vested.
h.
Voting Rights. During the performance and vesting periods, Participants in whose name Performance Shares are granted hereunder may not exercise voting rights with respect to those Shares.
i.
Termination of Service. In the event a Participant’s employment or service with the Company and its Affiliates is terminated before the Performance Shares or Performance Units are earned and vested, vesting of such Performance Shares or Performance Units shall be governed by the terms of the applicable Award Agreement.

10. Other Stock and Stock Unit Awards.

a.
Grant. The Committee is authorized to grant to Participants, either alone or in addition to other Awards made under the Plan, Other Stock and Stock Unit Awards to be issued at such times, subject to or based upon achievement of such performance or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in the Award Agreement relating thereto, which need not be the same with respect to each Participant. Stock or other securities granted pursuant to Other Stock and Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.
b.
Sale and Transferability. To the extent an Other Stock and Stock Unit Award granted under the Plan is deemed to be a derivative security within the meaning of Rule 16b-3, it may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, unless the Committee provides otherwise pursuant to Section 20(b) hereof. All rights with respect to such Other Stock and Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or personal representative.
c.
Termination of Service. In the event that a Participant’s employment or service, as applicable, is terminated before the end of any period of restriction or non-transfer or the vesting date applicable to such Award (or the applicable portion of such Award) vesting of such Award shall be governed by the terms of the applicable Award Agreement.

11. Effect of Termination of Employment or Service on Awards; Forfeiture.

a.
Generally. Subject to Section 3(b) hereof, the Committee may provide in any Award Agreement the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant’s service or employment with the Company or an Affiliate terminates prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award. In the event of a Participant’s termination of employment or service (including by reason of death, Disability, or Retirement), or business divestiture, leave of absence approved by the Company, or in the event of hardship or other special circumstances, the Committee may, in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. However, any such actions taken by the Committee shall be subject to Section 3(b) hereof and should comply with the requirements of Code Sections 409A.
b.
Transfers between Employers. Awards under the Plan shall not be affected by the change of a Participant’s status within or among the Company and any Affiliate, so long as the Participant continues to be employed by or provide services to the Company or an Affiliate.

12. Change in Control.

Except as otherwise provided in an Award Agreement or a separate plan document or agreement between the Company and a Participant, in the event of a Change in Control or immediately prior to a Change in Control of the Company, and except with respect to any Award assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, the Committee, in its sole discretion, or as otherwise set forth in an Award Agreement, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Awards upon such conditions and to such extent as the Committee shall determine. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Section 422(d)of the Code, the excess Options shall be deemed to be Non-Qualified Stock Options. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within one year after the effective date of a Change in Control, a Participant’s employment or service is terminated without Cause or by the Participant with good reason, then any time-based vesting restrictions on outstanding Awards shall lapse and there shall be a payout to the Participant within 30 days after the termination date. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess Options shall be deemed to be Non-Qualified Stock Options. No action shall be taken under this Section 12 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the treasury regulations thereunder.

13. Adjustment for Changes in Stock Subject to Plan and Other Events.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of Shares subject to the Plan, in the number and kind of Shares covered by outstanding Awards, in the Option price per Share of outstanding Options or the SAR Exercise Price of outstanding SARs, and in the maximum number of Shares that may be issued to any Participant pursuant to Awards made under the Plan. If the adjustment would produce fractional Shares with respect to any then outstanding Awards, the Committee may adjust appropriately the number of Shares covered by the outstanding Awards so as to eliminate the fractional Shares. Any adjustment made under this Section 13 shall be done in a manner that complies with Section 409A of the Code, and any adjustments made with respect to Incentive Stock Options shall comply with Sections 422 and 424 of the Code.

14. Other Terms and Conditions.

The Committee may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant, vesting or exercise of Awards or issuance of Shares in connection therewith, as it deems advisable.

15. Effectiveness of Plan.

This Plan will be effective upon the approval by a majority of the votes cast by the shareholders of the Company at a meeting of shareholders duly called and held for such purpose within twelve months of adoption of this Plan by the Board. Only Options may be granted prior to such shareholder approval, and such Options may not be exercisable prior to such shareholder approval.

16. Amendment, Modification, and Termination of Plan.

a.
Amendment, Modification and Termination. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Award shall be granted hereunder after the close of business on the next day preceding the tenth anniversary of the date of approval by shareholders as contemplated by Section 15 hereof. The Board may terminate, amend, or modify the Plan in its discretion, and any amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules, or regulations. The Board is specifically authorized to amend the Plan and take such other action as it deems necessary or appropriate to comply with Section 409A of the Code, or with Rule 16b-3.
b.
Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

17. Withholding.

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. Unless the Committee otherwise agrees in an Award Agreement or otherwise, a portion of any grant or award shall, at the time that the same becomes taxable to the Participant, be relinquished to the Company to satisfy the Participant’s federal tax withholding requirement. The Fair Market Value of any Shares (determined at the date of withholding) withheld or tendered to satisfy any such tax withholding obligations may not exceed the amount determined using the applicable maximum statutory tax withholding rates. For the avoidance of doubt, the Participants shall have no legal right to own or receive any Shares withheld from delivery for such purpose, and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise. The Company shall have the power and the right to deduct or withhold from any other payments due to a Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment under or as a result of this Plan.

18. Successors.

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the relevant business and/or assets of the Company.

19. Section 409A of the Code.

a.
Generally. This Plan and any Award granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be interpreted and administered in a manner consistent with that intention. Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.
b.
409A Awards. The provisions of this Section 19 shall apply to any 409A Award or any portion an Award that is or becomes subject to Section 409A of the Code, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. 409A Awards include, without limitation:
i.
Any Non-Qualified Stock Option or SAR that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award; and
ii.
Any other Award that provides by its terms for settlement of all or any portion of the Award on one or more dates following the Short-Term Deferral Period (as defined below).

Subject to any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the date that is 2 1/2 months from the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a “substantial risk of forfeiture”, or (ii) the date that is 2 1/2 months from the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance.

c.
Subsequent Elections. Any 409A Award which permits a subsequent election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
i.
No subsequent election may take effect until at least 12 months after the date on which the subsequent election is made;
ii.
Each subsequent election related to a payment in settlement of an Award (other than upon the Participant’s death or Disability or upon an Unforeseeable Emergency) must result in a delay of the payment for a period of not less than five years from the date such payment would otherwise have been made; and
iii.
No subsequent election related to a payment to be made upon a specified time shall be made less than twelve months prior to the date of the first scheduled installment relating to such payment.
d.
Payments of 409A Awards. No payment in settlement of a 409A Award may commence earlier than:
i.
Separation from Service (as determined pursuant to Treasury Regulations or other applicable guidance);
ii.
The date the Participant becomes Disabled;
iii.
Death;
iv.
A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award, or (ii) specified by the Participant in an Election complying with the requirements of Section 19(c) hereof, as applicable;
v.
To the extent provided by Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, a change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company; or

vi.
The occurrence of an “Unforeseeable Emergency” (as defined in Section 409A of the Code).
e.
Six Month Delay. Notwithstanding anything else to the contrary in the Plan, to the extent that a Participant is a “Specified Employee” (as determined in accordance with the requirements of Section 409A of the Code), no payment on account of a Participant’s Separation from Service in settlement of a 409A Award may be made before the date which is six months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death.
f.
Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any 409A Award for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets(to the extent the liquidation of such assets would not itself cause severe financial hardship). All payments with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
g.
No Acceleration of Payments. Notwithstanding anything to the contrary in this Plan, this Plan does not permit the acceleration of the time or schedule of any payment under this Plan in settlement of a 409A Award, except as provided by Section 409A of the Code and/or Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance.

20. Dividends and Dividend Equivalents.

Dividends or dividend equivalents can be paid with respect to any Award, except SAR or Options; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to such shares before the date such shares have vested, (ii) any dividend or dividend equivalents that are credited with respect to such shares will be subject to all of the terms and conditions applicable to such shares under the applicable Award Agreement, and (iii) any dividends or dividend equivalents that are credited with respect to such shares will be forfeited to the Company on the date, if any, such share are forfeited to or repurchased by the Company due to failure to meet any vesting conditions under the applicable Award Agreement.

21. General.

a.
Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred pursuant to this Plan unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.
b.
Effect of the Plan. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company, its parent, or an Affiliate or the Committee or the Board, except as expressly provided in the Plan. The Plan does not constitute a contract of employment between the Company or any of its Affiliates and any Participant. Participation in the Plan shall not give any Participant any right to be retained in the employment of the Company or any of its

Affiliates or to provide service on the Board. No Award and no right under the Plan, contingent or otherwise, shall be subject to any encumbrance, pledge or charge of any nature or shall be assignable except that a beneficiary may be designated in respect to the Award in the event of the death of the holder of the Award and except, also, that if the beneficiary shall be the executor or administrator of the estate of the holder of the Award, any rights in respect to such Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Award or under the laws relating to descent and distribution.
c.
Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options not otherwise under the Plan.
d.
Not Benefit Plan Compensation. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of Participant’s compensation for purposes of determining the Participant’s benefits under any other benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing.
e.
Parachute Limitations. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph(an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Options, SARs, Restricted Stock, Performance Shares, Performance Units or other Awards hereunder held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect(a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of outstanding Awards; and (C) reduction of other benefits paid to the Participant in the reverse chronological order in which otherwise payable. In the event that acceleration of compensation from outstanding Awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the grant date and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest; provided, that any such payment or benefit that is excluded from the coverage of Section 409A of the Code shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

f.
Creditors. The interests of any Participant under the Plan or any Award Agreement shall not be subject to the claims of creditors and may not, in any way, be assigned, alienated, or encumbered.
g.
Governing Law. The Plan, and all Award Agreements made pursuant hereto, shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).
h.
Section 16 of the Exchange Act. It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Company shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.
i.
Changes in Laws, Rules or Regulations. References in the Plan to any law, rule or regulation shall include a reference to any corresponding rule (or number redesignation) of any amendments or restatements to such law, rule or regulation adopted after the effective date of the Plan’s adoption.
j.
Headings. Headings are given to the Sections and sub Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
k.
Number and Gender. Under the Plan, the singular form of a word shall include the plural form, the masculine gender shall include the feminine gender and similar interpretations shall prevail as the context requires.
l.
Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
m.
Other Actions. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including but not by way of limitation, the right of the Company to grant or issue options for proper corporate purposes other than under the Plan with respect to any employee or other person, firm, corporation, or association.
n.
Statute of Limitations. A Participant or any other person filing a claim for benefits under this Plan must file a claim within one year after the Participant or other person knew or reasonably should have known of the principal facts on which the claim is based.
o.
No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the tax treatment or time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
p.
Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

q.
Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Shares under, the Award pursuant to its terms, and (ii) the issuance of the Shares subject to such Award has been entered into the books and records of the Company.
r.
Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
s.
Deferrals. To the extent permitted by applicable law, the Committee, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Committee is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
t.
Use of Proceeds from Sales of Shares. Proceeds from the sale of Shares pursuant to Awards will constitute general funds of the Company.
u.
Complete Statement of Plan. This document is a complete statement of the Plan.

* * *

As adopted and approved by the Board on July 19, 2023, subject to approval by the shareholders of the Company.

NEOGEN® CORPORATION NEOGEN CORPORATION ATTN: AMY M. ROCKLIN 620 LESHER PLACE LANSING, MI 48912 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 22, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NEOG2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 24, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 22, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V22472-P97240 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NEOGEN CORPORATION The Board of Directors recommends you vote FOR the listed nominees: 1. Election of Directors Nominees: 01) Aashima Gupta 02) Raphael A. Rodriguez 03) Catherine E. Woteki, Ph.D. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposals 2, 4 and 5 and 1 Year on proposal 3: 2. To Approve, by Non-Binding Vote, the Compensation of Executives. 3. Advisory vote on the frequency of holding future advisory votes to approve our named executive officers' compensation. 4. To Approve the Establishment of the Neogen Corporation 2023 Omnibus Incentive Plan. 5. Ratification of Appointment of BDO USA P.A. as the Company’s Independent Registered Public Accounting Firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 1 Year 2 Years 3 Years Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V22473-P97240 PROXY NEOGEN CORPORATION ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 25, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Amy M. Rocklin, with full power to appoint her substitutes, attorney and proxy to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders of Neogen Corporation to be held at 10:00 AM, ET on October 25, 2023, virtually at www.virtualshareholdermeeting.com/NEOG2023, referred to above and at any adjournment of that meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 4 AND 5 AND 1 YEAR ON PROPOSAL 3 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING. (Continued and to be signed on reverse side)